EXHIBIT 10.74

LEASE AGREEMENT FOR THE MFS PHOENIX BUILDING

EXECUTION COPY

LEASE SCHEDULE

1. Date of Lease:	May 31, 2000

2. Landlord:	NBS Phoenix III, L.L.C., a Delaware limited liability company

3. Tenant:	Massachusetts Financial Services Company, a Delaware corporation

4. Property Address:	2411 West Peoria Avenue, Phoenix, Arizona

5. Premises:
3-story building (“Building”) of approximately 148,605 rentable square feet as described in Appendix “B” attached hereto to be constructed on approximately 9.3175 acres of land (the “Land”). The Land is described onAppendix “A” attached hereto and is located in Desert Canyon Corporate Campus, an office park located onapproximately 20.15 acres of land, which will comprise three (3) office buildings, parking and landscaping (the “Park”), the common areas of which, namely landscaping, decorative masonry wall, lighting, signage, andirrigation (“Park Common Areas”), shall be maintained pursuant to the Declaration as hereinafter described in Section 4.C.(i) hereof. Common areas serving the Building (“Common Areas”) include landscaping, monument sign, lighting, irrigation and nine hundred (900) parking spaces, eight hundred seventy (870) of which shall be installed on or before the CommencementDate and thirty (30) of which shall be installed within thirty (30) days thereafter. Thirty percent (30%) of said parking spaces shall be covered as provided in Appendix “D”. The Land, the Building and the Common Areas comprise “the Property”.

“Landlord’s Work” shall have the meaning set forth in the Workletter attached hereto and incorporated herein by reference.

“Tenant’s Work” shall have the meaning set forth in the Workletter attached hereto and incorporated herein by reference.

6. Purpose:
Mutual Fund operations, mutual fund transfer operations, and/or general offices, and such uses as are generally ancillary thereto, including mailroom, publication and distribution of printed materials, computer facilities, and such cafeteria uses ancillary thereto.

7. Lease Term:	Ten (10) years and three (3) months. The Lease Term shall commence upon substantial completion, as more fully described in Section 3.C. hereof, but not prior to April 1, 2001 (“Commencement Date”)

Options: (A) 2 five (5) year options to extend the Lease Term; and

                    (B) Right of first refusal to purchase the Property.

8.
Area of Premises in rentable square feet (“r.s.f.”): Approximately 148,605 (measured from glass line to glass  line, less any vertical penetrations). Tenant shall have the right to measure the Premises within thirty (30) days of the completion of the steel erection of the Building in order to verify the rentable square feet of the Premises, and to the extent it differs from that set forth herein, the Base Rent shall be amended accordingly.

9.    Jurisdiction in which the property is located:    City of Phoenix, County of Maricopa, State of Arizona

10.  Monthly Base Rent:

Months	Annual Base Rent/r.s.f.	Base Rent/Month

1-3	0	None
4-63	$15.80	$195,663.25
64-123	$17.38	$215,229.58

11.  Addresses for Purpose of Notice:

Landlord:	c/o The Alter Group, Ltd. 7303 North Cicero Avenue Lincolnwood, IL 60646 Attention: Mr. Ronald Siegel Fax No. (847) 676-4303

With a copy to:

Lawrence M. Freedman, Esquire
Ash, Anos, Freedman & Logan, L.L.C.
77 West Washington Street, Suite 1211
Chicago, IL 60602
Fax No.:    (312) 346-7847; and

Samuel F. Gould
Alter Asset Management, L.L.C.
1980 Springer Drive
Lombard, IL 60148
Fax No.:    (630) 620-3606

Tenant:

Massachusetts Financial Services Company
500 Boylston Street
Boston, Massachusetts 02116
Attention:    General Counsel

Prior to the Commencement Date any notice to Tenant shall also be sent to the foregoing address:

Massachusetts Financial Services Company
500 Boylston Street
Boston, Massachusetts 02116
Attention James F. Bailey, Senior Vice
President and Director of Corporate
Services

as well as to:

Michael W. Bozarth, President
Bozarth C.M.
2525 East Camelback Road, Suite 730
Phoenix, Arizona 85016

as well as any other Tenant representative designated in writing by Tenant.

12.	Brokers: The Alter Group, Ltd., Cushman & Wakefield of Arizona, Inc., McCall & Almy, Inc., and Insignia/ESG, Inc.

13.	Schedule of Appendices: (Which appendices are attached hereto and made a part hereof).

APPENDIX “G”

Subordination, Non-disturbance and Attornment Agreement

APPENDIX “H”

Janitorial Specifications

APPEDIX “I”

Schedule of Title Encumbrances

APPENDIX “A”

Legal Description of Land

APPENDIX “B”

Site Plan (including depiction of Common Areas)
Floor Plans
Elevations
Permit Set Plans

APPENDIX “C”

Workletter

Attachment A        Tenant Work—Plans and Specifications
Attachment B        Tenant Information Manual
Attachment C        General Conditions of the Tenant Work and Fee
Attachment D        Certificate of Substantial Completion and Certificate of Final Completion
Attachment E        Construction Completion Guaranty of General Contractor

APPENDIX “D”

Specifications

Multi-Story Office Building Outline Performance Specifications
I.        Project Overview (p. 1)
II.      General Requirements (p. 2)
III.      Site Preparation and Improvements (p. 5)
IV.      Base Building Shell (p. 8)
V.      Base Building Interiors (p. 14)
VI.      Exclusions (p. 19)
Addendum No. 1—Desert Canyon 300—Building “B”—Drawings dated March 22, 2002
Addendum Service Sheet No. AD1-1.0—First Floor Plan
Addendum Service Sheet No. AD1-1.1—Exterior CMU Wall Footing
Addendum Service Sheet No. AD1-2.0—Exit Corridor
Addendum Service Sheet No. AD1-3.0—Toilet Core Floor Plan
Addendum Service Sheet No. AD1-4.0—Loading Dock Plan
Addendum Service Sheet No. AD1-4.1—Dock DTL and Dock Pit Section

APPENDIX “E”

MFS—Final Desert Canyon 300, Phoenix, AZ        Construction Schedule

APPENDIX “F”

Declaration of Easements and Protective Covenants for Desert Canyon Corporate Campus, as amended, Survey Depicting other Restrictions of Record, and Plan Depicting Park Common Areas

21.	Rules and Regulations	48

22.	Non Real Estate Taxes	48

23.	Eminent Domain	49

24.	Subordination	50

25.	Waiver	51

26.	Force Majeure	52

27.	Sale by Landlord	52

28.	Rights of Landlord and Tenant To Perform	53

29.	Attorneys’ Fees	53

30.	Estoppel Certificate	54

31.	Preparation	54

32.	Notices	54

33.	Rights Reserved	55

34.	Real Estate Broker	55

35.	Miscellaneous Provisions	56

36.	Authority	58

37.	Cellular, Radio, Microwave and Other Electronic Transmission	58

38.	Renewal Option	60

39.	Right of First Refusal	61

40.	Landlord Restrictions	62

41.	Landlord’s Lien	63

42.	Successors and Assigns	63

EXECUTION COPY

L E A S E

THIS LEASE MADE and entered into as of the date set forth on the Lease Schedule as Date of Lease, which Lease Schedule is appended to this Lease and is specifically incorporated by reference herein, by and between the Landlord and Tenant as set forth in the Lease Schedule.

W I T N E S S E T H :

Demise

A.    (1)  Subject to and with the benefit of the provisions of this Lease, Landlord hereby leases to Tenant and Tenant leases from          Landlord, the Premises, also described herein as the Building.

(2)  Tenant shall have, as appurtenant to the Premises, the exclusive right to use the Common Areas shown on Appendix “B”.

(3)  Tenant shall have, as appurtenant to the Premises, the right to use in common with others entitled thereto, subject to reasonable rules of general applicability to all tenants in the Park and shown on Appendix “F”: (a) the Park Common Areas; (b) all rights to access all service areas and drainage of surface water runoff, including, without limitation, storm drainage systems and detention areas; (c) all grades driveways, roadways, sidewalks and footways, lighting systems and traffic flow patterns; (d) all rights appurtenant to the Premises and the Property; (e) all means of access and egress to and from the Building to the Park Common Areas and/or the Common Areas, including, without limitation, all sidewalks, roads, driveways and the like; and (f) all utility lines and/or easements for electricity, water and sewage disposal.

B.  Such letting and hiring is upon and subject to the terms, covenants and conditions herein set forth and Tenant and Landlord covenant as a material part of the consideration for this Lease to keep and perform each and all of said terms, covenants and conditions by them to be kept and performed and that this Lease is made upon the condition of such performance.

1.  Purpose

The Premises are to be used for the Purpose set forth in the Lease Schedule and for no other purpose without the prior written consent of the Landlord, not to be unreasonably withheld, delayed or conditioned.

2.  Term

The Lease Term shall be as set forth in the Lease Schedule except as otherwise expressly provided in this Lease.

3.  Possession

A.  If Landlord cannot deliver possession of the Premises and Common Areas to the Tenant on the Commencement Date of the Term, this Lease shall not be void or voidable, nor shall the Landlord be liable to Tenant for any loss or damage resulting therefrom. Under such circumstances, all rent (including without limitation utilities, Taxes and Operating Costs) provided for herein shall not commence until the Premises and Common Areas have been delivered to Tenant and no such failure to deliver on the commencement Date of the Term shall affect the validity of this Lease or the obligations of the Tenant hereunder, and the Term shall be extended accordingly, provided however if the Premises and Common Areas have not been substantially completed on or before April 1, 2001, then in such event, Tenant shall be entitled to a credit equal to two (2) days rent for each day until substantial completion and delivery of the Premises and Common Areas. Notwithstanding anything to the contrary contained herein, the parties hereby agree and acknowledge that Landlord shall not be obligated to deliver thirty (30) of the nine hundred (900) parking spaces on the Commencement Date, it being agreed and understood that Landlord shall deliver said thirty (30) parking spaces within thirty (30) days after the Commencement Date.

B.  Notwithstanding the provisions of Section 3.A hereof, in the event of any of the following:

(i)  Landlord fails to close its construction loan in the amount of $21,469,000 with Bank of America within sixty (60) days of the date hereof; Landlord hereby agreeing to deliver evidence of the same to Tenant within sixty-five (65) days of the date hereof; or

(ii)  Landlord fails to obtain any necessary federal, state and local licenses, permits, and approvals, including without limitation the issuance of a building permit allowing commencement of construction of the Building from the City of Phoenix on or before June 9, 2000 and the issuance of a building permit allowing construction of that portion of the parking areas serving the Building located on the Additional City of Phoenix Land (as hereinafter defined) from the City of Phoenix on or before June 30, 2000. Landlord represents that as of the date of execution hereof, the only license, permit or approvals required to commence construction of the Building and Common Areas are two (2) building permits from the City of Phoenix, Landlord represents, warrants and covenants that it shall obtain the building permit for the Building no later than June 9, 2000 and agrees to deliver a copy of said building permit to Tenant no later than June 10, 2000. Landlord further agrees on or before June 30, 2000 to obtain the building permit required to perform work on the additional parcel of Land (“Additional City of Phoenix Land”) acquired by Landlord from the City of Phoenix on June 30, 2000 (which Additional City of Phoenix Land is included within the Land described on Appendix “A” attached hereto) and to obtain an amendment to its site plan on or before June 30, 2000 and to deliver a copy of the building permit for the Additional City of Phoenix Land and the site plan approval to Tenant on or before July 10, 2000; or

(iii)  Landlord fails to commence steel erection on or before June 30, 2000; or

(iv)  Landlord fails to substantially complete construction of the Building and Common Areas and deliver possession thereof on or before September 1, 2001;

then in the event of any of the foregoing events, Tenant may elect to terminate this Lease on written notice to Landlord in which case the parties hereto shall have no further obligations hereunder, provided however to the extent of any Tenant Delay (as defined in the Workletter), the foregoing time periods shall be extended accordingly. Any Force Majeure Event as provided in Section 26 hereof shall not delay or extend any of the foregoing dates. Notwithstanding the immediately preceding sentences, any Force Majeure Event as provided in Section 26 hereof shall extend the dates set forth in subsections (iii) and (iv) only for a period not to exceed thirty (30) days thereafter.

C.  The Premises and Common Areas shall be substantially complete only if and when the following have occurred:

(i)  (a) The Landlord’s Work together with the Common Areas and (b) the Tenant’s Work are substantially complete and so certified by the Landlord’s architect in the form of AIA Certificate of Substantial Completion No. G704 and by Landlord’s general contractor, and verified by Tenant’s architect, with the exception of Punch List Work (as defined in the Workletter), which Punch List work may include but is not limited to the monument signage and minor portions of the landscaping, which Punch List Work shall be fully completed by Landlord within thirty (30) days without material interference to Tenant, provided however that to the extent that any item of Punch List Work cannot be completed within thirty (30) days despite Landlord’s diligent efforts, as a result of matters outside Landlord’s reasonable control, such as long lead times or back ordered materials for example, said thirty (30) day period shall be reasonably extended; and

(ii)  the premises are broom clean and free of debris; and

(iii)  a temporary or permanent certificate of occupancy has been issued from the Jurisdiction in which the Property is located, provided that in the case of a temporary certificate, Tenant’s right to occupancy shall not be revocable as a result in delay or failure to satisfy the conditions necessary to cause the issuance of a permanent certificate of occupancy; and

(iv)  all utilities required for use of the Premises have been brought by Landlord to the utility switching points; and

(v)  all Common Areas and Park Common Areas serving the Building, including without limitation the parking and landscaping, have been substantially completed except for minor items of Punch List Work, which shall be fully completed by Landlord as provided in Section 3.(c).(i) hereof.

It is further understood that within 48 hours prior to initial occupancy, the parties shall jointly inspect the Premises and Common Areas and prepare a list of Punch List work to be completed by Landlord as heretofore provided. Tenant agrees to provide a supplemental list of Punch List Work within one hundred twenty (120) days after occupancy encompassing all items not then completed except for latent defects. Landlord further agrees to obtain a permanent certificate of occupancy as soon as reasonably possible and in no event prior to expiration of the temporary certificate of occupancy.

D.  Landlord hereby warrants and guaranties at its sole cost and expense that the Landlord’s Work and the Tenant’s Work shall be free from defects for a period of one (1) year after the Commencement Date or such later date that all of the foregoing work has been completed. In addition, Landlord agrees to provide Tenant prior to the Commencement Date with copies of all contractors’, suppliers’ and manufacturers’ warranties and to enforce all contractors’, suppliers’ and manufacturers’ warranties for the benefit of Tenant for the entire length of the warranty period. The enforcement of said warranties during the aforesaid one (1) year period shall be at Landlord’s sole cost and expense. In addition, Landlord agrees to repair at its sole cost and expense any latent defects in any of the foregoing work promptly after receipt of notice from Tenant, provided such notice is received from Tenant within three (3) years of the Commencement Date or such later date that all the work has been completed.

E.  If the Commencement Date is delayed beyond April 1, 2001, if the measurement of the Premises results in a change in the rentable square feet, or if the amount of the Base Rent is changed due to a change in the rentable square feet as otherwise specifically provided herein, the parties agree to execute a certificate memorializing the same. Prior to the Commencement Date, the parties shall jointly execute a certificate setting forth the Commencement Date, the rentable square feet of the Premises and the Base Rent. Tenant shall have the right to measure the Premises within thirty (30) days of the completion of the steel erection in order to verify the measurement of the Premises.

F.  In order to guarantee Landlord’s obligations to construct the Landlord’s Work and Tenant’s Work and to perform all of its construction obligations described in Section 3 of this Lese and the Workletter attached hereto as Appendix “C”, Landlord hereby acknowledges and agrees to furnish to Tenant concurrently with the execution of this Lease, a construction completion guaranty in the form attached hereto as Attachment “E” to the Workletter from Alter Design Builders, L.L.C. for all work performed or to be performed by Landlord and Alter Design Builders, L.L.C., pursuant to the terms and provisions of Section 3 hereof, including, without limitation, the warranties set forth in Section 3 hereof and the Workletter.

G.  All Tenant’s Work including, but not limited to, areas of raised computer flooring and underfloor cabling, electrical distribution and ductwork shall be part of the Premises (and shall remain therein at the end of the Term), except for Tenant’s business fixtures, equipment and personal property (which such personal property shall include, without limitation, telephone and computer systems), all of which business fixtures, equipment and personal property shall remain the property of the Tenant and shall be removed at the expiration of the Term. Tenant’s Plans shall have the meaning set forth in the Workletter attached hereto and incorporated herein by reference.

4.  Definitions As Used In This Lease

A.  The term “Commencement Date” is the date of the beginning of the Lease as set forth in Section 3 hereof.

B.  The term “Taxes” means any and all taxes of every kind and nature whatsoever which Landlord shall pay or become obligated to pay during a calendar year during the Lease Term (regardless of whether such taxes were assessed or became a lien during, prior or subsequent to the calendar year of payment) because of or in connection with the ownership, leasing and operation of the Property including without limitation, real estate taxes, personal property taxes, sewer rents, water rents, special assessments (amortized over the number of years constituting the Lease Term regardless of when assessed, it being understood that Tenant shall only be responsible for amortized installments due during the Lease Term), reasonable and documented legal fees and court costs charged for the protest or reduction of property taxes and/or assessments or an increase therein in connection with the Premises including the Building, any tax or excise on rent or any other tax (however described) on account of rental received for use and occupancy of any or all of the Building and/or the Premises whether any such taxes are imposed by the United States, the state or other local governmental municipality, authority or agency or any political subdivision of any thereof in the Jurisdiction in which the Property is located. Taxes shall not include any net income, capital stock, estate or inheritance taxes. Tenant may apply for or cause Landlord to apply for any protest, abatement of, or otherwise contest any Taxes or assessment. If there is abatement or a refund of Taxes, for a period for which Taxes were paid by Tenant, the abatement or refund of such Taxes shall be paid directly to Tenant. Nothing contained in this Lease shall, however, require Tenant to pay any income taxes; excess profit taxes; excise taxes; franchise taxes; any taxes or assessments with respect to other buildings leased or available for lease (including the parcels of land upon which such buildings are situated) other than the Building and the Property; estate, succession, inheritance or transfer taxes. In clarification of the foregoing and by way of example, with respect to any special assessments, if there is a special assessment imposed during the first month of the ninth year of the Lease Term, the cost of such special assessment shall be amortized over a period of 123 months and Tenant shall be responsible for only that portion of the special assessment for the fourteen (14) months remaining in the Lease Term. The amortization of the special assessment shall be made whether or not the authority which has imposed the special assessment allows the Landlord to amortize the payment of such special assessment. Landlord shall make all payments of special assessments directly to the assessing authority and Tenant shall pay its share of the special assessment as additional rent directly to Landlord on the first day of each month during the Term. This provision shall survive termination or expiration of the Lease Term.

C.  (i)  The term “Operating Costs” means any and all reasonable expenses, costs and disbursements (other than Taxes as defined in Section 4(B) of every kind and nature whatsoever incurred by Landlord in connection with the ownership, management, maintenance, operation and repair of the Property (including but not limited to the cost of electricity, steam, water, gas, fuel, heating, lighting and air conditioning, all to the extent not separately metered), Common Area expenses, and Park Common Area expenses pursuant to the Declaration (as hereinafter defined), including but not limited to landscaping and other maintenance of properties which benefit the Property, usual and customary property management fees not to exceed three (3%) percent of net rents per year (which fee shall include the cost of any full or part-time property manager engaged to provide services to the Property), insurance costs (including but not limited to fire and property, elevator, liability, and workers’ compensation insurance, as well as all commercially reasonable deductibles paid by Landlord for damages and injuries covered by policies of insurance maintained for the Property) and routine repairs, maintenance and interior and/or exterior decorating, wages, salaries, and benefits (including but not limited to, so-called fringe benefits, such as social security taxes, unemployment insurance taxes, costs for providing coverage for disability benefits, costs of any pensions, hospitalization, welfare or retirement plans, or any other similar or like expenses or any other cost or expense which Landlord pays or incurs to provide benefits for employees engaged in the maintenance or repair of the Property) of employees working at the Property on a full or part-time basis, uniforms, supplies, sundries, sales or use taxes on supplies or services, snow removal, parking lot repairs, legal and accounting costs and expenses, janitorial or cleaning expenses and/or supplies, roof repairs, exterminating, elevator maintenance, HVAC system maintenance, security services, security systems maintenance, overhead doors maintenance, or other expenses which Landlord shall be or become obligated to pay in respect of a calendar year

(regardless of when such Operating Costs were incurred provided that such Operating Costs were not incurred more than one (1) year prior thereto) or any other expense or charge whether or not hereinbefore mentioned which in accordance with generally accepted accounting principles respecting first class buildings in the Jurisdiction in which the Property is located would be considered as an expense of owning, managing, operating, maintaining or repairing the Property. For purposes of this subparagraph “the development in which the Property is located” shall be deemed to refer to Desert Canyon Corporate Campus, and the Declaration shall be the Declaration of Easements and Protective Covenants for Desert Canyon Corporate Campus encompassing same, recorded with Maricopa County Recorders Office as Document No. 99-1087148) and amended by First Amendment to Declaration dated May     , 2000 to be recorded with Maricopa County Recorders Office.

(ii)  Operating Costs shall not include:

(a)  The cost of: (1) alterations, improvements, equipment replacements, and other items which under generally accepted accounting principles are properly classified as capital expenditures; as well as (2) repairs to any one Building system in excess of TWENTY-FIVE THOUSAND ($25,000.00) DOLLARS in a single year.

(b)  Expenses incurred for business interruption or rental value insurance.

(c)  Leasing commissions and/or expenses and advertising and promotional expenses.

(d)  Legal fees or other professional or consulting fees in connection with the negotiation of this lease.

(e)  Repairs required to cure violations of laws enacted prior to the date of the Lease.

(f)  The cost of repairs or replacements incurred by reason of fire or other casualty or condemnation to the extent that either (1) Landlord is compensated therefor through proceeds of insurance or condemnation awards; (2) Landlord failed to obtain insurance against such fire or casualty, if insurance was available at a commercially reasonable rate, against a risk of such nature at the time of same; or (3) Landlord is not fully compensated therefor due to the coinsurance provisions of its insurance policies on account of Landlord’s failure obtain a sufficient amount of coverage against such risk.

(g)  Damage and repairs necessitated by the negligence or willful misconduct of Landlord, Landlord’s employees, agents.

(h)  Compensation paid to officers or executives of the Landlord above the level of building or property manager.

(i)  That portion of salaries of service personnel to the extent such salaries are applicable and relate to performance of services by such personnel other than in connection with the management, operation, repair, or maintenance of the Building.

(j)  The cost of incremental expense to Landlord incurred by Landlord in curing its defaults.

(k)  Legal fees, accounting fees, and other expenses incurred specifically in connection with the defense of Landlord title or interest in the Building or any part thereof.

(l)  Interest and principal payments on mortgages and ground lease payments, if any.

(m)  Depreciation.

(n)  Property management fees paid for any month in excess of three (3%) percent of all net rent.

(o)  Rental and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except (i) when such equipment is used in providing janitorial and maintenance services and is not permanently affixed to the Building, and (ii) when such equipment is rented on a temporary basis for repairs or maintenance.

(p)  Any cost or expense to the extent to which Landlord is paid or reimbursed (other than as a payment for Operating Costs), including but not necessarily limited to, (1) work or service performed for any tenant (including Tenant) at such tenant’s cost, (2) the cost of any item for which Landlord is paid or reimbursed by insurance, warranties, service contracts, condemnation proceeds, insurance reimbursements or otherwise, and (3) the cost of any HVAC, janitorial or other services provided to tenants on an extra-cost basis after regular business hours.

(q)  The cost of installing, operating and maintaining any special service, such as an observatory, broadcasting facilities, luncheon club, athletic or recreation club.

(r)  The cost of correcting defects in the design, construction or equipment of the Building or any latent defect in any of the foregoing discovered during the first three (3) years of the Term or of any other work which Landlord is obligated to perform pursuant to this Lease (unless such defect is attributable to any act or omission of Tenant).

(s)  Salaries and bonuses of officers, executives of Landlord and administrative employees above the grade of property manager or building supervisor, and if a property manager or building supervisor or any personnel below such grades are shared with other buildings or has other duties not related to the Building, only the allocable portion of such person or persons salary shall be included in Operating Costs.

(t)  The cost of any work or services performed for any facility other than the Building.

(u)  The cost, including increased real estate taxes and other operating expenses, related to any additions (as opposed to renovations) to the Building after the original construction.

(v)  Any cost included in Operating Costs representing an amount paid to a person, firm, corporation or other entity related to Landlord which is in excess of the amount which would have been paid on an arms length basis in the absence of such relationship except for property management fees as heretofore provided.

(w)  Any cost or expense which is applicable to or incurred for any parking garage or any costs of personnel used to park cars, collect money or provide special security, and garage management fees.

(x)  Landlord’s general overhead.

(y)  The cost of initial cleaning of, and rubbish removal from, the Building to be performed prior to final completion of the base Building or to the completion of any tenant’s space including Tenant’s.

(z)  Lease payments for rental equipment, which would constitute a major capital expenditure if the equipment were purchased; cost of temporary rentals for maintenance, repairs or for use during repairs are an operating expense.

(aa)  The cost of advertising or promotion for the Building.

(bb)  Accounting and bookkeeping services except to the extent included in the management fee permitted hereby.

(cc)  Any compensation paid to personnel in retail concessions operated by Landlord.

(dd)  Charitable contributions.

(ee)  Any offsite traffic mitigation requirements including traffic lights.

(ff)  Any charge for Landlord’s income taxes or a corporate excise tax, excess profit taxes or franchise taxes.

(gg)  Cost of sculpture, paintings and art.

(hh)  Replacement/contingency reserves.

(ii)  Legal/professional fees related to leasing, financing, and lease disputes.

(jj)  Repaving and/or resurfacing of all parking areas excepting, however, the patching of and the application of seal protection to parking areas.

(iii)  Provided, however:

(a)  Landlord shall not collect in excess of one hundred (100%) percent of Operating Costs and shall not recover any items of cost more than once; and

(b)  The costs of any capital improvements to the Building made after the Commencement Date of this Lease which are required under any governmental laws, regulations, or ordinances which were not applicable to the Building as of the Commencement Date, shall be amortized on a level pay debt service basis over fifteen (15) years, with interest at ten (10%) percent per annum shall be included in Operating Costs.

5.  Base Rent

A.  Except as otherwise provided herein, Tenant shall pay as Base Rent to Landlord the Base Rent as set forth in the Lease Schedule in equal monthly installments as set forth as the Monthly Base Rent in the Lease Schedule in advance on the first day of the first full calendar month and on the first day of each calendar month thereafter during the Term, and at the same rate for fractions of a month if the Term shall begin on any day except the first day or shall end on any day except the last day of a calendar month. So long as there is no uncured Event of Default hereunder, all Rent for the first three (3) months of the Term shall abate. Base Rent shall include all rental obligations for the Common Areas specifically including without limitation the parking spaces.

B.  Any rent (whether Base Rent or additional rent) or other amount due from Tenant to Landlord under this Lease not paid within ten (10) days after it becomes due (and Tenant has received notice of the same) shall incur a late fee equal to the greater of: (a) Twenty-Five ($25.00) Dollars; or (b) interest from the date ten (10) days after due until the date paid at the annual rate of Two (2%) Percent above the prime rate as set forth as the Base Rate on Corporate Loans published by the Wall Street Journal from time to time, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease. The covenants herein to pay rent (both Base Rent and additional rent) shall be independent of any other covenant set forth in this Lease.

C.  Except as otherwise provided herein, Base Rent and all of the rent provided herein shall be paid without deduction or off-set in lawful money of the United States of America to Alter Asset Management, L. L. C., a Delaware limited liability company, 1980 Springer Drive, Lombard, IL 60148 (“the Rent Agent”) or

as designated from time to time by written notice from Landlord. The Rent Agent has full and complete authority to act on behalf of Landlord in connection with all dealings with Tenant, provided however, that the Rent Agent shall not have the power to amend or modify the terms of the within Lease.

6.  Taxes and Operating Cost Obligations

A.  Tenant shall have the right from time to time during the Term of this Lease to competitively bid and award the management contract for the Building, to self-manage the Building or to have Landlord manage the Building (in which case all Landlord management fees shall be capped as set forth herein). As of the Commencement Date, Tenant hereby undertakes the responsibility to generally operate, manage, maintain and repair the Property in the normal course of business, except as otherwise provided herein. In conjunction therewith, Tenant shall be responsible for, and shall pay the applicable material or service provider directly for all Taxes and Operating Costs (except as otherwise described herein), payable during the Term of this Lease. Landlord shall pay and be responsible for all costs of maintaining, repairing, operating and owning the Property other than (i) Operating Costs; and (ii) Taxes.

In clarification of the foregoing, and regardless of whether Tenant is managing the Building or Landlord is managing the Building, Landlord shall always be exclusively responsible at its sole cost and expense (without any ability to pass along any costs incurred to Tenant as Operating Expenses) for the following:

1.  All capital improvements; all capital equipment; the structure, foundation and roof of the Building; all individual repairs to the Building and/or any systems serving the Building in excess of $25,000 and all replacements of any system serving the Building including without limitation mechanical systems, electrical systems and elevators of the Building; the repaving and resurfacing of all parking areas; and all expenses associated with the acquisition of the additional City of Phoenix land. To the extent that Tenant self-manages or causes a third party (exclusive of Landlord) to manage the Building, and notwithstanding any other provision of the Lease to the contrary, the only Operating Expenses which Landlord shall pass through to Tenant shall be for costs incurred for the insurance as set forth in Sections 17.E and

17.F hereof and Tenant’s share of the costs under the Declaration attributable to the Building.

2.  Enforcement by Landlord on behalf of and for the benefit of Tenant the Declaration.

3.  The completion of all Punch List Work, the repair of latent defects and the enforcement of all construction warranties and guaranties under Section 3 hereof.

The foregoing services set forth in Section 6(a)(1), (2) and (3) are referred to collectively hereinafter as the “Services”.

Landlord shall perform the foregoing Landlord Services in a good and workmanlike manner and in a timely manner to preserve the first-class condition of the Building and the Property.

B.  Landlord shall furnish Tenant within ten (10) days of receipt thereof copies of all tax bills and notices of assessments received Landlord with respect to the Property. Tenant shall pay the Taxes directly to the taxing authority on or before the due date thereof. Tenant shall provide Landlord with evidence of payment of all Taxes within ten (10) days after payment thereof. To the extent that Landlord’s mortgagee maintains any tax escrow as provided in Section 7. A. hereof, Tenant shall be entitled to use the funds in such escrow toward such payment, it being agreed that Landlord shall direct any mortgagee which holds any such tax escrow to release the funds to Tenant.

C.  Tenant shall maintain complete and accurate books and records detailing all Taxes and Operating Costs paid by it as well as maintenance and repair logs for not less than the preceding three (3) calendar years. Such books and records shall be kept in accordance with generally accepted accounting principles consistently applied. Tenant shall make such books and records available at the Premises at Landlord’s sole cost and expense Landlord and its representatives shall have the right to examine, audit and copy, during normal business hours, Tenant’s books and records pertaining to the Taxes and Operating Costs for the preceding twelve (12) month period to enable it to verify the accuracy thereof. Any and all information obtained through the Landlord’s inspection respect to financial matters (including, without limitation, costs, expenses, income) and any and all other matters pertaining to the Tenant and/or the Property as well as any compromise, settlement, or adjustment reached between Landlord and Tenant relative to the results of any such inspection shall be held in strict confidence by the Landlord and its officers, agents, and employees; and Landlord shall cause its accountant and any of its officers, agents, and employees to be similarly bound. If Landlord fails to exercise such inspection rights within the period of twelve (12) months after the preceding calendar year, Landlord shall have waived its inspection rights for such preceding year.

D.  Tenant acknowledges that the Property is to be operated and/or managed in a professional and competent manner. If Landlord reasonably determines that the Property is not being professionally and competently operated and/or managed, Landlord shall notify Tenant with specificity of the deficiency in such management, and Landlord, Tenant and the manager, if any, shall work to rectify the deficiency within sixty (60) days or such longer period as may be necessary to cure the deficiency so long as Tenant and/or its manager is diligently pursuing the same. If the deficiency has not been rectified to Landlord’s reasonable satisfaction within such sixty (60) day period or such longer period as may be necessary to cure the deficiency so long as Tenant and/or its manager is diligently pursuing the same, Landlord may require Tenant to engage Landlord or a third party selected by Landlord and reasonably acceptable to Tenant to manage the Property.

E.  The parties will cooperate so that all warranties, guaranties and other protections available from Landlord’s contractors; subcontractors and material suppliers shall remain in force. Prior to the Commencement Date, or as soon thereafter as reasonably available, but not later than thirty (30) days after the Commencement Date, Landlord shall provide Tenant with copies of all warranties, guaranties, and other protection available from Landlord’s contractors, subcontractors and suppliers in connection with the Landlord’s Work and Tenant’s Work. Tenant agrees to take no action which would obviate the enforcement of any such warranty (so long as the same has been provided to Tenant), including, without-limitation, any warranty pertaining to the Building roof, without Landlord’s consent.

7.  Rent Adjustment Payment

A.  At lease execution, Landlord shall deliver to Tenant a written statement setting forth Landlord’s good faith estimate of Taxes and Operating

Costs (a “Taxes and Operating Cost Statement”) for the calendar year in which the Term commences. Thereafter, not later than November 1 of each subsequent calendar year, and from time to time during each subsequent calendar year, Landlord shall deliver an estimated Taxes and Operating Cost Statement pertaining to each such forthcoming calendar year. Commencing on the first full calendar month of the Term and on the first day of each calendar month thereafter during the Term, Tenant shall pay one-twelfth (1/12th) of Taxes (only to the extent a reserve for Taxes is required by Landlord’s mortgagee) and one twelfth (1/12th) of Operating Costs as estimated by Landlord. Not less than on or before the first day of May of each calendar year after the initial year of the Term, Landlord shall furnish to Tenant a written statement certified by an officer of Landlord showing in reasonable detail actual Operating Costs and Taxes for the preceding year for which such statement is furnished and showing the amount, if any, of rental adjustment due for such preceding year (the “Annual Statement”).

B.  On the monthly rental payment date (the “adjustment date”) next following Tenant’s receipt of each such Annual Statement (but in all cases not less than thirty (30) days after receipt), Tenant shall pay to Landlord as additional rent an amount equal to the difference between the amount shown on each such Annual Statement less the amount, if any, of the total additional rent with respect to Taxes and Operating Costs paid by Tenant during the preceding calendar year.

C.  In the event that any such settlement required above indicates that the total additional rent paid by Tenant during the preceding calendar year exceeds the amount shown on such Annual Statement, for such calendar year, Landlord shall apply such excess to any amounts of additional rent next falling due under this Lease as long as there is no monetary Event of Default. In the event of any monetary Event of Default, Landlord may apply such excess against all Rent due and owing under the terms of this Lease. After any such monetary Event of Default is cured, Landlord shall immediately return the remaining excess to Tenant. If the Term of this Lease has expired, Landlord shall return such excess to Tenant within thirty (30) days after delivery of the annual statement. This provision shall survive termination or expiration of the Lease.

D.  The Annual Statement shall be prepared in accordance with generally accepted accounting principles. Tenant using either its own employee or its accountant shall have the right to examine, copy and audit at reasonable times and in a reasonable manner, at the Landlord’s office in Phoenix, such of the Landlord’s books of account and records as pertain to or contain information concerning the Operating Costs and Taxes in order to verify the amounts thereof. Any and all information obtained through the Tenant’s inspection with respect to financial matters (including, without limitation, costs, expenses, income) and any and all other matters pertaining to the Landlord and/or the Property as well as any compromise, settlement, or adjustment reached between Landlord and Tenant relative to the results of any such inspection shall be held in strict confidence by the Tenant and its officers, agents, and employees; and Tenant shall cause its accountant and any of its officers, agents, and employees to be similarly bound. If Tenant shall dispute any item or items included in the Operating Costs or Taxes and such dispute is not resolved by the parties within ninety (90) days after Tenant renders to Landlord its audit results, then either party may at its sole expense, within thirty (30) days thereafter, request that a firm of independent certified public accountants mutually selected by Landlord and Tenant (“Independent Review”) render to the parties an opinion as to whether or not the disputed item or items should have been included in the Operating Costs and/or Taxes for such year; and the opinion of such firm on such matter shall be conclusive and binding upon both parties, provided however, it shall be a further condition of Tenant’s right to conduct an Independent Review that the firm conducting the Independent Review shall not be retained upon the basis of all or a portion of its fees being contingent based upon the results of the Independent Review. Landlord and Tenant agree that the firm’s opinion shall be confidential and shall not be disclosed to any other party whatsoever. In the event such Independent Review discloses that the amount due from Tenant was overstated in excess of three (3%) percent on an annualized basis, Landlord shall bear the reasonable cost of such Independent Review. In all other cases, Tenant shall bear the cost of such Independent Review. Tenant employee(s) or accountants may examine the records of Landlord supporting the estimated Taxes and Operating Cost Statement and the Annual Statement at Landlord’s or the Rent Agent’s office during normal business hours. Unless Tenant takes written exception to any item(s) on the Annual Statement within three (3) years (if Landlord is managing the Property) after the furnishing of the Annual Statement, or unless Tenant takes written exception to any item(s) on the Annual Statement within one (1) year (if Landlord is not managing the Property) after the furnishing of the Annual Statement, Tenant shall have waived its audit rights for such preceding time periods. If any such audit and/or Independent Review finds that Landlord has overstated any amounts, Landlord shall within thirty (30) days after such audit and/or Independent Review remit such overstated amount to Tenant and if any such audit and/or Independent Review finds that there is an underpayment by Tenant, Tenant shall tender payment for any disputed items within thirty (30) days after such audit and/or Independent Review. Notwithstanding anything to the contrary contained herein, Tenant may disclose the results of any such audit to its counsel and may use such audit results in the event of any disputes with Landlord and in the event of any litigation.

To the extent Landlord is not managing the Property, the Annual Statement shall be limited to those expenses permitted by this Lease to be charged to Tenant during those periods Landlord is not managing the Property.

E.  In the event of the termination of this Lease by expiration of the stated term or for any other cause or reason whatsoever prior to the determination of rental adjustment as hereinabove set forth, Tenant’s agreement to pay additional rental accrued up to the time of termination and Landlord’s agreement to pay or refund any excess amounts to Tenant shall survive the expiration or termination of the Lease.

F.  From time to time and as may be requested by Tenant, Landlord agrees to use best efforts to audit the costs assessed under the Declaration. Should Landlord fail to conduct any such audit as requested by Tenant, Tenant shall have no further obligation to pay any Operating Expenses with respect to the Declaration until any such audit is completed. Landlord hereby certifies and shall certify again on the Commencement Date that all expenses due and owing by Landlord under the Declaration with respect to the Building and the Property have been paid.

8.  Holding Over

Should Tenant hold over after the termination of this Lease, by lapse of time or otherwise, Tenant shall become a tenant from month to month only upon each and all of the terms herein provided as may be applicable to such month to month tenancy and any such holding over shall not constitute an extension of this Lease; provided, however, during such holding over, Tenant shall pay as Landlord’s sole remedy Base Rent at One Hundred Twenty-Five (125%) Percent of the rate payable for the month immediately preceding said holding over for the first ninety (90) days of such holdover, which shall be increased to one hundred fifty (150%) percent thereafter. The provisions of this paragraph do not exclude the Landlord’s rights of re-entry or any other right hereunder.

9.  Building Services

A.  On the Commencement Date, Landlord shall deliver the Building with HVAC systems and utilities in conformance with the specifications attached hereto as Appendix “D”.

B.  During Tenant’s business hours, in the event Landlord manages the Property as provided in Section 6. D hereof, Landlord shall furnish and maintain the following:

1.  HVAC systems to provide a temperature condition as provided in the specifications attached to Appendix “D”;

2.  Passenger elevator service. Operatorless automatic passenger and freight elevator service shall be deemed “elevator service” within the meaning of this subsection;

3.  Janitor and cleaning services in and about the Premises in accordance with Appendix “H”, Saturdays, Sundays and Holidays (Thanksgiving, Christmas, New Years, Memorial Day, Labor Day, and Independence Day) excepted; and

4.  Window washing of all windows (inside and out) in the Premises, at such times as shall be reasonably required, provided however, that the inside and outside windows shall be washed no less than four (4) times per year, weather permitting.

5.  Maintenance of all Common Areas; maintenance and repair responsibilities for the roof, exterior walls, exterior windows and waterproofing, floor slabs, and all other structural components of the Building; and maintenance of all parking areas, walks, landscaping and all other Common Areas, all as may be necessary to keep them in a first-class, good, serviceable and neat condition; and compliance with all laws affecting the Premises, and the Common Areas, the cost of which, only to the extent applicable, shall be included in Operating Costs.

6.  Landlord agrees to provide all utilities to the Premises as provided in the specifications attached to Appendix “D”.

Notwithstanding anything in this Lease to the contrary, if by reason of Landlord’s failure to provide the services herein covenanted to be provided by Landlord, or by reason of any other failure by Landlord to perform its obligation hereunder, with respect to any matter under Landlord’s reasonable control, reason of any Force Majeure event described in Section 26 hereof, any part of the Premises is rendered untenantable, then Tenant shall be entitled, if such failure continues for three (3) or more consecutive days, to an equitable abatement against the rent due hereunder to the extent of such untenantability from the date of interruption of services through restoration of services. To the extent that such condition continues for thirty (30) days or more, Tenant shall, after thirty (30) days prior written notice to Landlord and Landlord’s mortgagee of Tenant has notice (which time period shall be reduced in the event of an emergency) have the right to exercise self-help as flier described in Section 28 hereof. In connection with exercising such self-help right, Tenant may enter in and upon all portions of the Premises and Common Areas to make repairs, improvements, and alterations (collectively, “Repairs”) as Tenant reasonably deems necessary to correct such failure, all at the reasonable cost and expense of Landlord. Tenant shall be entitled to a credit against the rent due hereunder for all amounts incurred by it in connection with exercising such self-help rights, together with interest thereon at the rate set forth in Section 5-B hereof from the date incurred until the date paid by Landlord or credited against rent. If such untenantability continues for one hundred and twenty (120) consecutive days, Tenant may elect to terminate this Lease.

C.  Electricity shall not be furnished by Landlord, but except as otherwise hereinafter provided, shall be furnished by the electric utility company serving the area (“Electric Service Provider”). Landlord shall deliver the Premises so that the Tenant shall receive such service as well as all other utility services, directly from the applicable public utility company. The electricity used during the performance of janitorial service, the making of alterations or repairs in the Premises (other than Tenant’s Work) and for the operation of the Premises’ air conditioning system at times other than as provided herein; or the operation of any special air conditioning systems which may be required for data processing equipment or for other special equipment or machinery installed by Tenant, shall be paid for by Tenant. Tenant shall make no material alterations or additions to the electric equipment without the prior written consent of the Landlord in each instance, which consent shall not be unreasonably withheld, delayed or conditioned. Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of the feeders to the Building or the risers or wiring installed thereon.

D.  Landlord shall deliver the Building on the Commencement Date with all utilities separately metered and Tenant shall pay directly to the proper authorities charged with the collection thereof all charges for water, sewer, gas, electricity, telephone and other utilities used or consumed on the Premises.

E.  To the extent permitted by law, Tenant shall have the right at any time and from time to time during the Term to contract for or purchase utility services from any company or third party, including without limitation, electricity, steam, chilled water and natural gas.

F.  Tenant shall be allowed twenty-four (24) hour, seven (7) day a week access to the Building and shall be able to request all services of Landlord outside of normal business hours, provided Tenant pays all Landlord’s actual documented overtime costs.

10.  Condition of the Premises

A.  Subject to Landlord’s obligation to complete the Punch List Work and to repair latent defects and subject to Landlord’s warranty of construction, all as set forth in Section 3 hereof, by taking possession of the Premises, Tenant shall be deemed to have agreed that the Premises were as of the date of taking possession, in good order, repair and condition. No promises of the Landlord to alter, remodel, decorate, clean or improve the Premises or the Building and no representation or warranty expressed or implied, respecting the condition of the Premises or the Building has been made by the Landlord to Tenant, unless the same is contained herein or made a part hereof.

B.  Except as otherwise provided herein, Tenant shall, at its own expense, keep the Premises in good repair and tenantable condition, and shall promptly and adequately repair all damages to the Premises (subject to the approval of Landlord and within a reasonable period of time as specified by Landlord), loss by ordinary wear and tear, fire and other casualty, condemnation and damage by Landlord excepted. If Tenant does not do so promptly and adequately repair any such damage, Landlord may, but need not, make such repairs and Tenant shall pay Landlord for such repairs thirty (30) days after request by Landlord and receipt of documented expenses subject to and in accordance with the provisions of Section 28 hereof.

C.  The parties acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. 12 10 1 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”) establish requirements under Title III of the ADA (“ Title III”) pertaining to business operations, accessibility and barrier removal, and that such requirements may be unclear and may or may not apply to the Premises and the Building depending on, among other things: (1) whether Tenant’s business operations are deemed a “place of public accommodation” or a “commercial facility,” (2) whether compliance with such requirements is “readily achievable” or “technically infeasible,” and (3) whether a given alteration affects a “primary function area” or triggers so-called “path of travel” requirements. Landlord represents that the Building, as of the Commencement Date, shall comply with the ADA. Tenant shall be responsible for all Title III compliance and costs in connection with the Premises (including structural work, if any, and including leasehold improvements or other work to be performed in the Premises under or in connection with this Lease) if used for other than the permitted purposes or resulting from Alterations (as hereinafter defined) to the Premises made by Tenant after the Commencement Date.

D.  (1)  Landlord represents and warrants to Tenant that: (a) Landlord has not, nor is aware of anyone who has, at any time used or permitted the use of any portion of the Property to be used in violation of or in a manner which would create any liability under any federal, state or local environmental statutes, regulations, ordinances or orders (collectively “Environmental Laws”) relating to environmental conditions on, under or about the Property including violations of or liabilities arising under Environmental Laws relating to the presence of Hazardous Materials (defined below) at or under the Property; and (b) (i) to the best of Landlord’s knowledge and belief after due diligence and due inquiry, there does not exist (and will not exist as of the date of substantial completion of the Premises and Common Areas) any leak, spill, release, discharge, emissions or disposal of Hazardous Materials on or from the Property (including the Building to be located thereon) and (ii) and the Property and the Premises do not (and will not as of the date of substantial completion of the Premises and Common Areas) contain, or have present, any Hazardous Materials. In the event that any such leak, spill, release, discharge, emission or disposal of Hazardous Materials shall occur at the Property, Landlord shall take any and all actions necessary to bring the Property, including the Building, into compliance with Environmental Laws (including the elimination of prospective liabilities to Tenant arising under Environmental Laws which liabilities are caused by Landlord) and other governmental requirements relating thereto. Landlord agrees to notify Tenant immediately upon discovery of any Hazardous Materials on the Property or in the Park, and subject to and in accordance with Section 17.K hereof, to indemnify, defend and hold harmless Tenant and its employees and agents from and against any claims, judgments, damages, administrative or judicial penalties, fines, costs, liabilities or loss (including without limitation reasonable attorneys’ fees) which arise during or after the Term from or in connection with the presence or suspected presence of Hazardous Materials at the Building or the Property. In no event shall Landlord be obligated to indemnify Tenant for any Hazardous Materials which are generated or released at the Property, as a result of the negligent or willful acts or gross misconduct of Tenant, its employees, agents, contractors or licensees. The covenants and indemnifications set forth in this Section 10. D.(l) and (2) shall survive the expiration or earlier termination of this Lease.

(2)  Subject to and in accordance with Section 17.K hereof, Landlord shall defend, indemnify and hold Tenant harmless for and against any and all losses, costs (including reasonable attorney’s fees) liabilities and claims arising from Landlord’s violation of any Environmental Laws (or liabilities to Tenant arising under Environmental Laws which liabilities are caused by Landlord) which may affect the Property and the Premises and shall assume full responsibility and cost to remedy such violations or liabilities caused by Landlord, provided that the violations or liabilities are not caused solely by Tenant.

(3)  Neither Landlord nor Tenant shall at any time use, generate, store or dispose of on, under or about the Premises or transport to or from the same any Hazardous Materials or permit or allow any third party to do so, absent compliance with Environmental Laws except for customary cleaning supplies and storage of diesel fuel. For the purposes of this Lease, the term “Hazardous Materials” shall include without limitation any oil, petroleum product, asbestos, any flammable, explosive or radioactive material, medical wastes or any oil, any hazardous or toxic waste, substance or material, including without limitation substances defined as “hazardous substances,” “hazardous waste,” “solid waste” or “toxic substances” under any Environmental Laws relating to any of the foregoing, air pollution (including noise and odors) soil, surface water or groundwater contamination, liquid and solid waste, pesticides, community and employee health, environmental land use management, storm water, sediment control, nuisances, radiation, wetlands, endangered species, environmental permitting) which laws may include, but not be limited to; the Toxic Substance Control Act; the Clean Water Act; the National Environmental Policy Act, as amended; the Solid Waste Disposal Act, as amended; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986; the Hazardous Material Transportation Act, as amended; the Resource Conservation and Recovery Act, as amended, the Clean Air Act, as amended; the Emergency Planning and Community Right-To-Know Act, as amended; the Occupational Safety and Health Act, as amended; comparable Arizona state and local environmental laws and/or ordinances; and all rules and regulations promulgated pursuant to such laws and ordinances.

(4)  In the event of a release or threatened release of Hazardous Materials to the environment resulting from Tenant’s activities at the Property or in the event any claim, demand, action or notice is made against the Tenant regarding Tenant’s failure to comply with Environmental Laws, Tenant shall immediately notify the Landlord in writing and shall give to Landlord copies of any written claims, demands or actions, or notices so made against or known to Tenant.

(5)  Upon termination of the Lease or upon Tenant’s abandonment of the leasehold, the Tenant shall, at its sole expense, remove any equipment which may cause contamination at or from the

Property, and shall clean up any existing contamination caused by Tenant in compliance with all applicable Environmental Laws governing Hazardous Materials or in accordance with orders of any governmental regulatory authority.

E.  Landlord hereby covenants and agrees to maintain the Building and the Property in a first-class manner, to make all repairs, alterations, additions or replacements to the Property required by any law, ordinance or order or regulation of any public authority, including repairs, alterations, additions or replacements to the foundations and structural elements of the Building; to keep the Building equipped with all safety appliances so required; and to comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health codes, regulations, ordinances or laws applicable to the Property and the Premises, including the ADA requirements set forth above, and any Environmental Laws relating to Hazardous Materials, provided however, only to the extent applicable and provided herein, the cost of same may be included in Operating Costs.

F.  Landlord agrees to take all reasonable action available to Landlord to cause the Association, as defined in the Declaration, to comply with and enforce the terms and provisions of the Declaration, including but not limited to maintenance of insurance and the maintenance of the Park Common Areas, for the, benefit of the Property, as may be reasonably requested by Tenant. Notwithstanding the foregoing, if Landlord shall fail, having used good faith efforts, to cause the Association to cure such default (or if Such dispute shall not be resolved) within a reasonable period of time, then following thirty (30) days notice from Tenant to Landlord, Tenant shall have the right, at its sole cost and in the name of Landlord, to file any such protest and/or to make demand or institute any appropriate action or proceeding against Association for the enforcement of its obligations. Landlord agrees that it shall sign such demands, pleadings and/or other papers, and shall otherwise cooperate with Tenant, as may be reasonably required or necessary to enable Tenant to enforce the obligations of Landlord against the Association.

11.  Uses Prohibited

Tenant shall not use, or permit the Premises or any part thereof to be used, for any purpose or purposes other than as specified in the Lease Schedule. No use shall be made or permitted to be made of the Premises, nor acts done, which will cause a cancellation of any insurance policy covering the Premises, or any part thereof, nor shall Tenant sell, or permit to be kept, used or sold, in or about the Premises, any article which may be prohibited by Landlord’s insurance policies (to extent Tenant is notified of such policies). Tenant shall not commit or suffer to be committed, any waste upon the Premises, or any public or private nuisance, nor, without limiting the generality of the foregoing, shall Tenant allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, which specifically exclude the Permitted Uses. Tenant agrees at all times to cause its business within the Premises to be operated in compliance with all federal, state, local or municipal laws, statutes, ordinances, and rules and regulations, including but not limited to those relating to environmental protection, health, and safety. Tenant further agrees to promptly cure any such violation at its own expense, and shall, subject to and in accordance with Section 17.K hereof, defend and indemnify Landlord, mortgagees, and officers, agents, and employees thereof respectively, for any and all liability, loss, costs (including reasonable attorneys’ fees and expenses) damages, responsibilities or obligations incurred as a result of any violation of any of the foregoing. Tenant shall within ten (10) business days after request of Landlord certify in writing that it is in compliance with Environmental Laws applicable to the operation of its business within the Premises or the preceding year. At the request of the Landlord, Tenant shall submit to the Landlord, or shall make available for inspection and copying upon reasonable notice and at reasonable times, any or all of the documents and materials prepared by or for Tenant pursuant to Environmental Laws or submitted to any governmental regulatory agency in conjunction therewith. Landlord shall have reasonable access to the Premises to inspect the same to confirm that the Tenant is using the Premises in accordance with Environmental Laws upon reasonable advance notice to Tenant, accompanied by Tenant and without interference with Tenant’s business operations. The provisions within this paragraph shall survive termination of this Lease and shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns, and mortgagees thereof.

12.  Compliance With Law

A.  Tenant shall not use the Premises or permit anything to be done in or about the Premises which in any way conflict with any law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated. Except as otherwise provided herein, Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force and with the requirements of any board of fire underwriters or other similar body now or hereafter constituted relating to or affecting Tenant’s business operations within the Premises, excluding structural changes not related to or affected by Tenant’s improvements or acts and further excluding those matters for which Landlord is responsible pursuant to Sections 6.A and 10.E hereof.

B.  Tenant may, at its expense (and if necessary, in the name of but without expense to Landlord) contest, by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the Prelaw or requirement of public authority, and Landlord shall cooperate with Tenant in such proceedings, provided that Landlord shall not be subject to criminal penalty or to prosecution for a crime, nor shall the Premises or any part be subject to the imposition of any lien or be condemned or vacated, by reason of non-compliance or otherwise by reason by such contest.

13.  Alterations and Repairs

A.  Tenant shall, subsequent to the installation of the Tenant’s not make any alterations in or additions, changes or repairs to the Premises without the Landlord’s prior written approval in each and every instance, such consent not to be unreasonably withheld, delayed or conditioned provided however Tenant may make alterations without Landlord’s consent said alterations do not adversely affect roof, structure, or building system void any warranties with respect thereto (only if Tenant has received copies of any such warranties); (2) Landlord is given prior notice thereof; and (3) the cost of any such requested alteration does not exceed SEVENTY-FIVE THOUSAND ($75,000.00) DOLLARS. It shall not be unreasonable for Landlord to withhold approval of any alteration or addition which adversely impacts the Building or any Building system, or which would otherwise result in additional improvements to the Premises (unless Tenant agrees at its sole cost to install such additional improvements). In the event Landlord grants the requested approval, Tenant shall be responsible for the cost of any such alteration or additions, as well as the cost of any improvements to the required as the result thereof. Any such approval shall further be subject to the terms and conditions hereinafter set forth.

B.  In order to obtain such consent, as required in Section 13. A above, Tenant shall furnish Landlord: (i) plans and specifications for the Alterations (which Tenant warrants are in conformance with all applicable laws and consistent in all respects with the aesthetics and the following “Systems Building: electrical, heating, ventilating, air-cooling, plumbing/fire and structural) prepared at the expense of Tenant, by engineers acceptable to Landlord not to be unreasonably withheld, delayed or conditioned, (ii) names and addresses of contractors (“Contractors”) and to the extent available subcontractors (“Subcontractors”) and (iii) copies of contracts with and, to the extent available, Subcontractors which contracts shall provide, among other things, that no changes, amendments, extras or additional work are permitted without the consent of Landlord, not to be unreasonably withheld, delayed or conditioned. Landlord reserves the right to deny any Contractor or

Subcontractor entry to the Building only for cause, but the failure of Landlord to exercise this right shall not be deemed an approval of either the financial stability or quality of workmanship of any such Contractor or Subcontractor. If Landlord shall fail to deliver its consent within ten (10) business days after request, Landlord’s approval shall be deemed given.

C.  If Landlord grants such consent, all Alterations shall be performed at the sole expense of Tenant, in a workmanlike manner and materials furnished shall be of a like quality to those in the Building. Landlord may elect to observe and inspect such work provided Tenant is not unreasonably delayed and Tenant agrees to reasonably cooperate in conjunction therewith. Subsequent to the granting of the consent by Landlord but before the commencement of the Alterations or delivery of any materials onto the Premises or into the Building, Tenant shall furnish Landlord, to the extent applicable and available: (i) necessary permits, (ii) to the extent necessary to obtain title insurance coverage over liens, sworn Contractor affidavits, as may be commercially reasonable, in the form provided by a nationally recognized title company, listing all subcontracts with suppliers of materials and/or labor, with whom Contractors have contractual relations for the Alterations, and setting forth a summary of such contractual relationships, (iii) to the extent necessary to obtain title insurance coverage over liens, subcontractor affidavits, as may be commercially reasonable, in the form provided by a nationally recognized title company, and (iv) certificates of insurance from all Contractors and Subcontractors performing labor or furnishing materials, insuring against any and all claims, costs, damages, liabilities and expenses which may be reasonably requested by Landlord. The certificates of insurance required, in addition to any other requirements of Landlord, must evidence coverage in amounts and from companies reasonably satisfactory to Landlord and may be cancelable only with ten (10) days advance notice to Landlord. If Landlord consents or supervises, such shall not be deemed a warranty as to the adequacy of the design or workmanship or quality of the materials and Landlord hereby disavows any responsibility and/or liability for such. Additionally, under no circumstances shall Landlord have any responsibility to repair or maintain any portion of the Alterations which either does not function or ceases to function.

D.  Tenant shall procure, or cause to be procured, and pay for all permits, licenses, approvals, certificates and authorizations necessary for the prosecution and completion of the Alterations. All Alterations shall be done in strict accordance with all laws, ordinances, rules, regulations and requirements of any applicable board of underwriters or fire rating bureau and all municipal, state, federal and other authorities having jurisdiction. Where drawings and specifications conflict with the law, the law is to be followed. Tenant shall promptly notify the respective departments or official bodies when the Alterations are ready for inspection and shall, at once, do all work required to remove any violations or to comply with such inspections, without additional charge to Landlord. Tenant shall perform, or cause to be performed, all work necessary to obtain approvals from authorities mentioned above without additional cost to Landlord.

E.  Tenant agrees to reimburse Landlord for reasonable and actual out of pocket sums expended for examination and approval of the architectural and mechanical plans and specifications. Such reimbursement shall include the usual customary, and documented costs of any of Landlord’s local employees, or “third-party” consultants, architects, engineers, attorneys, or other consultants.

F.  Tenant agrees that the Alterations shall be performed so as not to cause or create any jurisdictional or other labor disputes, and in the event such disputes occur, Tenant shall immediately do whatever is necessary to resolve such disputes, at no expense to Landlord.

G.  Subject to and pursuant to the provisions of Section 17.K. hereof, Tenant hereby agrees to indemnify and hold Landlord, mortgagees of whom Tenant has notice, and their respective agents and employees harmless from any and all liabilities of every kind and description, including reasonable attorneys’ fees which may arise out of or be connected in any way with Tenant’s construction of the Alterations. Any mechanic’s lien filed against the Premises, or the Property, for the Alterations or materials claimed to have been furnished to Tenant shall be discharged of record (or paid if a notice be serviced) by Tenant within thirty (30) days after filing (or service) at the expense of Tenant, unless (i) Tenant has deposited or deposits with Landlord one hundred fifty (150%) percent of the lien in cash; (ii) (a) Tenant has purchased or caused the purchase of a payment bond pursuant to A. R. S. §33-1003 or (b) Tenant has recorded or caused the recording of a surety bond as required by A. R. S. §33-1004; or (iii) subject to and pursuant to the provisions of Section 17.K hereof, Tenant may contest any such lien so long as Tenant diligently prosecutes such lien and holds Landlord harmless from any claims arising from Tenant’s failure to discharge any such lien of record.

H.  All additions, fixtures, hardware, and all improvements, in or upon the Premises, whether placed there by Tenant or Landlord, as well as all wiring, cables, risers, and similar installations appurtenant thereto installed by Tenant or Landlord for the benefit of Tenant in the Building (“Wiring”) shall, unless Landlord requests their removal prior to installation, become the property of Landlord and shall remain upon the Premises at the termination of this Lease by lapse of time or otherwise without compensation, allowance or credit to Tenant. If, at the expiration of the Term, Tenant does not remove said additions, fixtures, hardware, and improvements (which were required to be removed by Landlord at the time of installation) Landlord may remove them and Tenant shall pay the reasonable expense of such removal to Landlord within thirty (30) days after demand. All of Tenant’s trade futures, equipment and personal property may be removed upon the expiration or termination of this Lease, provided however, that Tenant shall be responsible for the restoration of the Premises to the condition in which they existed at the Commencement Date, reasonable wear and tear and damage by fire or other casualty, condemnation, or Landlord default excepted. Upon approval of the Alterations, Landlord shall notify Tenant whether Landlord will require that Tenant remove, at the termination of this Lease, such Alterations or any particular portion thereof and Landlord shall notify Tenant on or before it approves such plans as to whether or not it will require removal.

I.  Tenant shall, at the termination of this Lease, surrender the Premises to Landlord in as good condition and repair as reasonable, and proper use thereof will permit, loss by ordinary wear and tear, fire or other casualty, condemnation or damage by Landlord excepted.

J.  The terms and provisions of this Article 13 shall be inapplicable to the Tenant’s Work.

14.  Abandonment

Any personal property belonging to Tenant and left on the Premises at the end of the stated Term or otherwise upon vacation of the Premises shall be deemed abandoned, at the option of the Landlord.

15.  Assignment and Subletting

A.  Notwithstanding anything to the contrary contained herein, Landlord’s consent shall not be required for an assignment of the Lease or sublease of the Premises (or any portion thereof) to (i) affiliates or subsidiaries of Tenant; (ii) successors by merger, acquisition or consolidation; (iii) any entity under common control with, controlled by, or controlling Tenant; or (iv) successor in interest to all or a major portion of Tenant’s business, assets and/or stock ((i) through (iv) being a “Permitted Transfer” and any such entity being referred to as a “Permitted Transferee”) so long as: (x) the use of the Premises does not change; and (y) Landlord is given prior notice thereof; and (z) unless Tenant evidences to Landlord’s reasonable satisfaction that the assignee or sublessee has the same investment rating (as stated by Moody’s or S&P or imputed to have same rating as Moody’s or S&P) as Tenant on the date of the Permitted Transfer, Tenant is not relieved of any of its liabilities or responsibilities hereunder.

B.  Tenant shall not assign this Lease, or any interest therein and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, or allow any other person to occupy or use the Premises, or any portion thereof, without the written consent of Landlord first had and obtained, which consent shall not be unreasonably withheld or delayed. Provided there is no Event of Default hereunder, Landlord will not unreasonably withhold its consent to Tenant’s assignment of the Lease or subletting all or a portion of the Premises, provided; (i) in case of subleases of more than one floor, Landlord, in its discretion reasonably exercised, determines, that the proposed use of the Premises is acceptable (only if such use is different than a Purpose specified in the Lease Schedule) and that the financial responsibility of the proposed sublessee or occupant, as the case may be, is adequate to pay the Rent; (ii) any assignee or subtenant shall expressly assume all the obligations of this Lease on Tenant’s part to be performed; (iii) such consent, if given, shall not release Tenant of any of its obligations (including, without limitation, its obligation to pay rent) under this Lease; and (iv) a consent to one assignment, sublease or occupancy agreement shall be limited to such particular assignment, sublease or occupancy agreement and shall not be deemed to constitute Landlord’s consent to any further assignment or sublease or occupancy agreement. Any such assignment or sublease without such consent shall be void and shall, at the option of Landlord, constitute a default under this Lease. Tenant will pay all of Landlord’s reasonable and documented costs associated with any such assignment or subletting including but not limited to reasonable legal fees not to exceed ONE THOUSAND ($1,000.00) DOLLARS. Notwithstanding anything to the contrary contained herein, if Landlord fails to approve the proposed assignment or sublease within ten (10) business days after receipt of the information required hereunder, Landlord’s failure to approve the proposed assignment or sublease within such ten (10) business day period shall be deemed an approval.

C.  Except for a Permitted Transfer under Section 15.A, Tenant shall pay to Landlord fifty (50%) percent of the Profits (as hereafter defined) if any, from any sublease, and Tenant shall retain fifty (50%) percent of the Profits, if any, from such sublease. “Profits” shall be determined (1) by deducting from the rent or other consideration received by Tenant in connection with any sublease, the rent (including without limitation Base Rent, Operating Expenses and Taxes) payable hereunder (or the allocable portion thereof) for the subleased space, and (2) only after first deducting in full (without any requirement that the costs be amortized over the term of the sublease or assignment) all of (a) the amounts incurred by Tenant for alterations installed solely for sublease purposes, and (b) reasonable out-of-pocket subletting costs incurred by Tenant, including, without limitation, subtenant cash inducements, improvement allowances, brokerage commissions and attorneys’ fees. Tenant shall pay to Landlord its share of such Profits, if any, within thirty (30) days after receipt from time to time of such Profits.

16.  Signs

For purposes of this Lease, “signs” shall include all signs, designs, monuments, logos, banners, projected images, pennants, decals, advertisements, pictures, notices, lettering, numerals, graphics, or decorations. Tenant shall not place or affix any exterior or interior signs visible from the outside of the Premises, provided however Tenant shall have the right to request Landlord to install a monument sign at the entrance to the Desert Canyon Corporate Campus in which the Property is located, as well as an exclusive monument sign in the front of the Building, subject to: (a) Landlord’s reasonable approval of the plans therefor; (b) compliance with all laws and covenants of record; and (c) Tenant paying the cost thereof. Nothing herein shall restrict Tenant’s right to install a lobby directory and other signs throughout the Building. With respect to all monument signage, Landlord’s approval shall not be unreasonably withheld or delayed and Landlord shall assist Tenant in the securing of all licenses and permits necessary for the erection of such monument signage without any cost to Landlord.

17.  Damage to Property—Injury to Persons

A.  Tenant, as a material part of the consideration to be rendered to Landlord under this Lease, to the extent permitted by law, hereby waives all claims against Landlord except claims caused by or resulting from the non-performance of the Landlord, intentional, willful or negligent acts or omissions of Landlord, its agents, servants or employees and claims for injuries to persons in, upon or about the Premises or the Property from any cause whatsoever.

Tenant will hold Landlord, its agents, servants, and employees exempt and harmless subject to the terms and provisions of Section 17.K from and on account of any damage or injury to any person, or to the goods, wares, and merchandise of any person, arising from the negligent uses of the Premises by Tenant or arising from the failure of Tenant to keep the Premises in good condition as herein provided if non-performance by the Landlord or negligence of the Landlord, its agents, servants or employees does not contribute thereto. Neither Landlord nor its agents, servants, employees shall be liable to Tenant for any damage by or from any act or negligence of any co-tenant or other occupant of the same Building, or by any owner or occupant of adjoining or contiguous property, provided however, that the provisions of this paragraph shall not apply to negligent or willful acts or omissions of Landlord, its agents, servants or employees. Neither Tenant nor its agents, servants, employees shall be liable to Landlord for any damage by or from any act or negligence of any other occupant of the same Building, or by any owner or occupant of adjoining or contiguous property, provided however, that the provisions of this paragraph shall not apply to negligent or willful acts or omissions of Tenant, its agents, servants or employees. Except as otherwise provided herein, Tenant agrees to pay for all damage to the Building or the Premises, as well as all damage to tenants or occupants thereof caused by Tenant’s misuse or neglect of the Premises, its apparatus or appurtenances or caused by any licensee, contractor, agent or employees of Tenant. Notwithstanding anything to the contrary contained in Sections 17.A and 17.C hereof, Tenant does not waive any obligation of Landlord to correct any latent defects in the Building, complete the Punch List Work and/or enforce construction warranties.

B.  Landlord covenants and agrees, subject to the terms and provisions of Section 17.K, to defend, save harmless and indemnify Tenant from any liability for injury, loss, accident or damage to any person or property within or about the Property and from any claims, actions, proceedings and reasonable expenses and costs in connection therewith (including, without limitation, reasonable counsel fees) arising from the nonperformance, acts, misconduct or negligence of Landlord including Landlord’s employees, agents, contractors or licensees.

C.  All personal property belonging to Tenant that is in the Building or the Premises shall be there at the risk of Tenant or other person only, and Landlord or its agent, servants, or employees (except in case of non-performance by the Landlord or negligent or willful acts or omissions of Landlord or its agents, servants, employees) shall not be liable for: damage to or theft of or misappropriation of such personal property; nor for the loss of or damage to any personal property by theft or otherwise, by any means whatsoever, nor for any injury or damage to personal property resulting from fire, explosion, falling plaster, steam, gas, electricity, snow, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other place or resulting from dampness or any other cause whatsoever. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Premises of defects therein or in the fixtures or equipment. Landlord represents that the Property (including the Premises) is not located in a flood zone.

D.  Tenant shall maintain or cause to be maintained in full force and effect during the Term of this Lease (including any period prior to the beginning of the Term during which Tenant has taken possession and including also any period of extension of the Term in which Tenant obtains possession) (i) “all risks” property insurance covering all Tenant’s personal property in, on or about the Premises in an amount equal to the full replacement cost of such personal property, and (ii) commercial general liability insurance including products and completed operations insuring Tenant against all claims, demands or action for bodily injury and property damage with limits of not less than TWO MILLION ($2,000,000.00) DOLLARS each occurrence and THREE MILLION ($3,000,000.00) DOLLARS in the aggregate or such other commercially reasonable amounts as Landlord may reasonably require from time to time (provided such increases are consistent with similar buildings) and (iii) rental insurance equal to one year’s rent insurance naming Landlord as loss payee. All liability policies shall cover the entire Premises. The certificate for Tenant’s insurance shall indicate that the Tenant’s insurance is primary, with any other insurance available to Landlord or any other named insured being excess.

E.  Landlord shall maintain a policy or policies of insurance with the premiums thereon fully paid in advance insuring the Building (including without limitation Tenant’s Work and Alterations) against loss or damage by fire or other insurable hazards and contingencies (including vandalism, sprinkler leakage and malicious mischief) as are covered in a standard “all risks” property insurance policy for the full replacement cost thereof, including Tenant’s Work and Alterations (unless Landlord is notified of Alterations performed by Tenant, [he foregoing shall only be applicable to the Tenant’s Work). If the Property is located in a flood zone, Landlord shall also maintain flood coverage insuring the Building and the Property. During construction of the Building, including the Tenant’s Work, Landlord shall maintain at its sole cost and expense (and without passing such cost along to Tenant as an Operating Cost or as a cost of the Landlord’s Work or Tenant’s Work) a builder’s risk policy (against loss or damage by fire and other similarly insured risks covered by extended coverage endorsements) and provide certificates evidencing such builder’s risk coverage to Tenant upon Lease execution.

F.  Landlord shall maintain (whether by Landlord or its parent company) with respect to the Building and Property, a policy or policies of commercial general liability insurance with the premiums therefor fully paid in advance, issued by and binding upon an insurance company of good financial standing, such insurance to afford minimum protection of not less than FIVE MILLION ($5,000,000.00) DOLLARS for bodily injury or death in any one occurrence and of not less than THREE MILLION ($3,000,000.00) DOLLARS for property damage in any one occurrence. If Landlord’s insurance contains a general aggregate limit, it shall apply separately to this Lease or be no less than two times the occurrence limit. The coverages required to be carried shall be extended to include blanket contractual liability, personal injury liability (libel, slander, false arrest and wrongful eviction) and broad form property damage liability, which may be maintained in umbrella coverage. During the Term of this Lease, Landlord, if Landlord has employees, shall also maintain workers’ compensation insurance with statutory limits, and employees liability insurance with limits of not less than ONE MILLION ($1,000,000.00) DOLLARS for each accident. Landlord shall provide reasonable evidence as set forth below, that the insurance required to be maintained hereunder is in full force and effect. The premiums for insurance (specifically excluding the builder’s risk insurance)

provided by Landlord shall be included in Operating Costs. Tenant shall have the right to approve from time to time under the Term of this Lease the scope, amount and adequacy of Landlord’s insurance and to require Landlord to increase Landlord’s insurance requirements set forth herein, the cost of which increased insurance shall be included in the Operating Costs.

Landlord shall use its best efforts to cause the Association during the Term of the Lease to maintain all insurance required to be maintained under the Declaration and shall provide Tenant with evidence of the same at the commencement of each calendar year hereunder.

If Landlord fails to maintain the insurance set forth herein, and does not respond to Tenant within three (3) business days after notice, Tenant may, subject to the terms of Section 28 hereof, elect to purchase the insurance required to be maintained by Landlord hereunder.

The obligations of Landlord set forth in Section 17 hereof shall be continuous throughout the Term of this Lease regardless of whether Landlord or Tenant is managing the Property.

G.  Anything in this Lease to the contrary notwithstanding, to the extent any such claim is covered by insurance, or would be covered by any required insurance, Landlord and Tenant each waive all rights of recovery, claim, action or cause of action against the other, its agents (including-partners, both general and limited) officers, directors, shareholders or employees, for any loss or damage that may occur to the Premises, or any improvements thereto, to the Building or to any personal property of such party therein, by reason of fire, the elements, or any other cause which are required to be insured against under the terms of the “all risks” property insurance policies obtained pursuant to this Lease, or any other peril which is in fact insured, regardless of cause or origin, including negligence of the other party hereto, its agents, officers or employees; and each party covenants that no insurer shall hold any right of subrogation against such other party. Each party shall advise insurers of the foregoing and such waiver shall be a part of each policy maintained by such party which applies to the Premises, any part of the Building or Tenant’s use and occupancy of any part thereof. It shall be a condition precedent to the effectiveness of this Lease that each party shall be responsible for maintaining the waiver of subrogation endorsement as part of its respective insurance policy.

H.  Tenant shall have the right to provide required insurance by blanket policies, or subject to Landlord’s reasonable approval, to self-insure.

I.  All such policies required to be carried by Tenant and Landlord hereunder and all evidence of insurance provided to the other (i) shall be issued by responsible, financially sound companies qualified to do business and in good standing in the State of Arizona and with a Best rating of A. XII or better; (ii) shall

(a) with respect to Tenant’s policies, contain an endorsement showing that Landlord, its agents, and mortgagees, are included as an additional insureds (except as to workers’ compensation insurance) as their respective interests may appear, and with respect to Landlord’s policies, contain an endorsement showing that Tenant is included as an additional insured (except as to workers’ compensation insurance) and (b) contain an endorsement whereby the insurer agrees not to cancel or alter the policy without not less than thirty (30) days prior written notice to all named insureds. Tenant and Landlord shall, on or prior to the Commencement Date, deposit with the other party certificates of such insurance, and thereafter, on or prior to fifteen (15) days before the expiration date of any coverage thereunder, shall deposit with the other party the other certificates evidencing the renewal of such policies.

J.  Failure of Tenant to provide the insurance coverage heretofore set forth shall entitle Landlord to either (a) treat said failure as a default after notice to Tenant and an opportunity to cure and/or (b) obtain such insurance and charge Tenant the premiums therefor as Additional Rent. Tenant shall not violate or permit a violation of any of the conditions or terms of any such insurance policies and shall perform and satisfy all reasonable requirements of the insurance company issuing such policies of which Tenant has notice.

K.  Promptly upon receipt by either party (the “Indemnified Party”) of a notice of a claim, suit or action by a third party for which the Indemnified Party is entitled to indemnification by the other party (the “Indemnifying Party”) under this Lease, the Indemnified Party shall give the Indemnifying Party written notice thereof, together with copies of all documents received by the Indemnified Party in connection therewith. The Indemnified Party shall, at the Indemnifying Party’s request, tender to the Indemnifying Party control of the defense (and settlement) thereof and shall cooperate with the Indemnifying Party in such defense. The Indemnifying Party shall have the right to engage counsel of the Indemnifying Party’s choice reasonably acceptable to the Indemnified Party. Until the Indemnifying Party accepts the control of the defense of such claim, the Indemnified Party shall have the right to employ the Indemnified Party’s own counsel, reasonably acceptable to the Indemnifying Party and the Indemnified Party shall promptly continue to provide the Indemnifying Party with copies of all relevant documents and notices in connection therewith. In the event that the Indemnified Party believes that it needs its own independent counsel, the costs and expenses thereof shall be for the Indemnified Party’s own account and the Indemnified Party shall not have a claim hereunder for reimbursement therefor. The giving of notice including the delivery of all documents and, if requested, tendering defense of claims, required by this paragraph are conditions precedent to the Indemnifying Party’s indemnification obligations under this Article 17 or elsewhere under this Lease, as the case may be. The Indemnified Party shall have no claim for indemnification for any settlement of any claim unless written notice of such settlement shall have been first furnished to the Indemnifying

Party in accordance with the provisions of this paragraph, and the Indemnifying Party shall have consented, in writing, to such settlement.

18.  Damage or Destruction

A.  If all or a portion of the Building is damaged by fire or other casualty, Landlord shall give Tenant written notice (“Landlord’s Repair Notice”) of the time which will be needed to repair such damage, as determined by Landlord. Such notice shall be given on or before the 45th day (the “Notice Date”) after the fire or other insured casualty. If Landlord fails to give Tenant Landlord’s Repair Notice within forty-five (45) days after the fire or other insured casualty, Tenant may notify Landlord that Landlord’s Repair Notice has not been given and that Tenant may terminate this Lease if Landlord fails to give Landlord’s Repair Notice with ten (10) days after this reminder notice is received by Landlord.

B.  If all or a portion of the Building is damaged by fire or other insured casualty to an extent which may be repaired within one hundred eighty (180) days after the Notice Date, as reasonably determined by Landlord, provided insurance proceeds have been or will be made available for restoration by Landlord’s mortgagees, Landlord shall promptly begin to repair, in a good, first class and workmanlike manner, the damage after the Notice Date, and will diligently pursue the completion of such repair. In that event, this Lease will continue in full force and effect. To the extent not reimbursed by rent insurance proceeds, Base Rent and Additional Rent will be abated on a pro rata basis from the date of the damage until the date of the substantial completion of such repairs (the “Repair Period”) plus a reasonable period of time, not to exceed thirty (30) days, for Tenant to move in and re-install any of Tenant’s personal property damaged by such casualty. The parties agree to reasonably cooperate with each other to coordinate the restoration of the Tenant’s Work and Alterations by Landlord and the re-installation of Tenant’s personal property by Tenant so as to restore the affected portion of the Building as soon as practicable. Notwithstanding the forgoing, if a repair which Landlord determined could be made within one hundred eighty (180) days after the Notice Date is not substantially completed within said one hundred eighty (180) day period, Tenant may terminate this Lease, upon notice given at any time after the expiration of said one hundred eighty (180) day period, but before the repair is substantially completed; provided, however, that Landlord may nullify Tenant’s termination if Landlord substantially completes the repair within thirty (30) days after receipt of Tenant’s termination notice.

C.  If: (1) all or a portion of the Premises is damaged by fire or other insured casualty to an extent that it may not be repaired within one hundred eighty (180) days after the Notice Date, as reasonably determined by Landlord, and the damage impairs Tenant’s use of any portion of the Building or interferes with Tenant’s business operations; or (2) all or two full floors or more of the Premises are damaged during the last eighteen (18) months of the Term; then (a) Landlord may cancel this Lease by written notice given to Tenant on or before the Notice Date; or (b) Tenant may cancel this Lease by written notice given to Landlord within thirty (30) days after Landlord’s delivery of a written notice that the repairs cannot be made within such one hundred eighty (180) day period. If either party cancels this Lease in accordance with the preceding sentence, this Lease shall terminate thirty (30) days after the date of the cancellation notice. If neither party cancels the Lease as provided in this Section 18. C, Base Rent and Additional Rent will be abated on a pro rata basis during the Repair Period plus a reasonable period of time, not to exceed thirty (30) days, for Tenant to move in and re-install any of Tenant’s personal property damaged by such casualty. Notwithstanding the foregoing, in the case of a termination by Landlord as set forth above: (v) Tenant may continue to lawfully occupy the undamaged portion of the Premises in accordance with all applicable building codes and other legal requirements notwithstanding such casualty, if Tenant elects, by notice to Landlord given within sixty (60) days after the date that Landlord gives such termination notice, to extend such effective termination date as to all or any portion of the entire undamaged portion of the Premises; and/or (w) if Tenant then has an outstanding right to extend the Term under Article 39 and Landlord exercises its termination right as set forth above, Tenant may irrevocably exercise its extension option to renew under Article 38, by written notice delivered to Landlord within sixty (60) days after receipt of Landlord’s termination notice, in which event (x) such termination notice shall be deemed to have been rescinded and (y) the Base Rent for the extended term shall be determined at the time and in the manner set forth in Section 38.

D.  If neither Landlord nor Tenant so elects to terminate this Lease as set forth in the immediately preceding paragraphs, Landlord shall diligently proceed to repair the Premises, including all Tenant’s Work and Alterations, in a good and first class and workmanlike manner, and the Base Rent and Additional Rent will be abated on a pro rata basis during the Repair Period plus a reasonable period of time, not to exceed thirty (30) days, for Tenant to move in and reinstall Tenant’s personal property damaged by such casualty. Notwithstanding the foregoing, if a repair to be made in accordance herewith is not substantially completed within the period as is specified in Landlord’s Repair Notice, Tenant may terminate this Lease upon notice given within five (5) business days after the expiration of said period (or the expiration of such longer time period as is specified in Landlord’s Repair Notice) but before the repair is substantially completed; provided, however, that Landlord may nullify Tenant’s termination if Landlord delivers within three (3) business days thereafter a notice of its intention to substantially complete the repair within thirty (30) days after receipt of Tenant’s termination notice and Landlord substantially completes the repair within thirty (30) days after receipt of Tenant’s termination notice.

E.  Tenant shall be responsible for the repair or replacement of all Tenant’s personal property which is damaged or destroyed.

F.  All times set forth in this Section 18 shall be of the essence and shall not be delayed on account of any Force Majeure events as described in Section 26 hereof.

G.  All determinations of Landlord with respect to the length of the restoration period shall be supported by the opinion of an independent professional engineer, architect or contractor.

H.  The proceeds from any insurance paid by reason of damage to or destruction of the Building or any part thereof, the Landlord’s Work, the Work, Alterations, and any other element, component or property insured by Landlord shall belong to and be paid to Landlord, subject to the rights of Tenant described herein. Notwithstanding the foregoing, if this Lease is terminated under this Section 18, then (i) the proceeds of the property insurance that are attributable to the Tenant’s Work in the Premises shall belong to and be paid to Landlord in an amount equal to the Standard Tenant Build-out Amount, and (ii) Tenant shall be entitled to any balance of such proceeds for the Tenant’s and Alteration. For purposes of this paragraph, the “Standard Tenant Build-Amount” shall mean $29.00 per rentable square foot of the Premises (as increased by the percentage increase in the Index between the execution date of this Lease and the effective date of the termination of the Lease).

I.  “Index” shall mean the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index (All Urban Consumers, All Items, 1967 equals 100) for the Metropolitan Area or Region of which Phoenix, Arizona, is a part. If such Index is discontinued or revised, the percentage increase in question shall be determined by reference to the index designated as the successor or substitute index by the government of the United States.

19.  Entry by Landlord

Landlord and its agents shall have the right to enter the Premises at all reasonable times (upon prior reasonable notice except in cases of emergency) and in the presence of a Tenant representative to supply janitorial services and any other service if and to the extent to be provided by Landlord to Tenant hereunder; to make such alterations, repairs, improvements, or additions, whether structural or otherwise, to the Premises or to the Building as Landlord may deem necessary pursuant to the terms of this Lease; and to show the same to (a) prospective purchasers and (b) tenants (during last year of the Term only) of the Building. In the event Landlord is managing the Property, Landlord may enter by means of a master key without liability to Tenant except as otherwise provided herein and except for any failure to exercise due care for Tenant’s property. Landlord shall use reasonable efforts on any such entry not to unreasonably interrupt or interfere with Tenant’s use and occupancy of the Premises.

20.  Default

A. If any of the following events of default (“Events of Default”) shall occur, to wit:

(i)  Tenant defaults for more than ten (10) days after written notice of default after the due date therefor in the payment of rent (whether Base Rent or additional rent) or any other sum required to be paid hereunder, or any part thereof, or

(ii)  Tenant defaults in the prompt and full performance of any other (i.e., other than payment of rent or any other sum) covenant, agreement or condition of this Lease and such other default shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant (unless such other default involves a hazardous condition, in which event it shall be cured in time periods required by law) provided however in the event such default cannot be cured within a period of thirty (30) days and Tenant is diligently attempting to cure such default, the time period to cure same shall be reasonably extended but in no event for a period of more than ninety (90) days, or

(iii)  The leasehold interest of Tenant be levied upon under execution or be attached by process of law and not dismissed within thirty (30) days, or

(iv)  Bankruptcy or insolvency of Tenant or assignment for the benefit of creditors by Tenant, unless in the case of a bankruptcy the petition therefor is dismissed within sixty (60) days and unless in the case of a receivership of Tenant’s interest hereunder such receivership is discharged within ninety (90) days.

then in any such event, Landlord, in addition to other rights or remedies at law and in equity, it may have, shall have the immediate right of re-entry and may remove all persons and personal property from the Premises; such personal property may be removed and stored in any other place in the

Building in which the Premises are situated, or in any other place, for the account of and at the expense and at the risk of Tenant.

B.  Tenant hereby waives all claims for damages which may be caused by the re-entry of Landlord and taking possession of the Premises or removing or storing the personal property as herein provided, and no such re-entry shall be considered or construed to be a forcible entry.

C.  Should Landlord elect to re-enter, as herein provided, or should it take possession pursuant to legal proceedings or pursuant to any notice provided for by law; it may either terminate this Lease or it may from time to time, without terminating this Lease, re-let the Premises or any part thereof for such terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable, with the right to make alterations and repairs to the Premises.

D.  Landlord may elect to apply rentals received by it (i) to the payment of any indebtedness, other than rent, due hereunder from Tenant to Landlord; (ii) to the payment of any reasonable cost of such re-letting including but not limited to any broker’s commissions or fees in connection therewith; (iii) to the payment of the reasonable cost of any alterations and repairs to the Premises; (iv) to the payment of rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder. Should such rentals received from such re-letting after application by Landlord to the payments described in foregoing clauses (i) through (iv) during any month be less than that agreed to be paid during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord. Such deficiency shall be calculated and paid monthly on demand by Landlord.

E.  In lieu of electing to receive and apply rentals as provided in the immediately preceding paragraph, Landlord may elect to receive from Tenant as and for Landlord’s liquidated damages for Tenant’s default, an amount equal to the present value of the entire amount of Base Rent provided for in this Lease for the remainder of the Term, less fair market rental value thereof, which amount shall be forthwith due and payable by Tenant upon its being advised of such election by Landlord.

F.  No such re-entry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of same is given to Tenant or unless the termination thereof be decreed by a court of competent Jurisdiction. Notwithstanding any such re-letting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

G.  Nothing herein contained shall limit or prejudice the right of Landlord to provide for and obtain as damages by reason of any such termination of this Lease or of possession an amount equal to the maximum allowed by any statute or rule of law in effect at the time when such termination takes place, whether or not such amount be greater, equal to or less than the amounts of damages which Landlord may elect to receive as set forth above.

H.  Landlord agrees to reasonably mitigate its damages in the Event of a Default.

21.  Rules and Regulations

If the Building shall at anytime be occupied by more than one tenant, Landlord shall have the right from time to time to adopt such reasonable rules and regulations for the safety, care and cleanliness of the Building. Landlord hereby agrees to provide Tenant reasonable advance notice of the adoption of such rules and regulations. Such reasonable rules and regulations as may be hereafter adopted by Landlord for the safety, care and cleanliness of the Building and the preservation of good order thereon, are hereby expressly made a part hereof, and Tenant agrees to comply with all such rules and regulations. The violation of any such rules and regulations by Tenant shall be deemed a default under this Lease by Tenant after written notice and expiration of all grace periods, affording Landlord all those remedies set out in the Lease. In the event a conflict between the rules and regulations and this Lease occurs, the Lease shall control, provided, however, that the lack of a provision in this Lease covering the subject matter of the rule or regulation shall not be deemed a “conflict” for purposes of this sentence. Such rules and regulations shall not interfere with Tenant’s right of use and enjoyment of the Property; shall not increase the Operating Costs set forth herein; and shall not derogate or increase the obligations of Tenant hereunder.

22.  Non Real Estate Taxes

During the term hereof, Tenant shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises, and, to the extent possible, Tenant shall cause said trade fixtures, furnishing, equipment and other personal property to be assessed and billed separately from the real property of Landlord. In the event any or all of the Tenant’s trade fixtures, furnishings, equipment and other personal property shall be assessed and taxed with the Landlord’s real property, Tenant shall pay to Landlord its share of such taxes within thirty (30) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to the Tenant’s personal property (and evidence of such allocation of non-real estate taxes).

23.  Eminent Domain

A.  A taking of all or any part of the Premises under the exercise of the right of condemnation or eminent domain is referred to hereafter as a “Taking”. The date upon which the condemnation authority takes possession of the portion of the Premises Taken is referred to hereafter as the “Taking Date”. In this Article, the word, “Taken” means that the Premises have been subject to a Taking.

B.  If all of the Premises are Taken, this Lease shall terminate on the Taking Date, and all rent and other charges payable by Tenant hereunder shall be apportioned and paid to the Taking Date.

C.  If (i) more than twenty-five (25%) percent of the rentable area of the Premises is Taken; (ii) more than ten (10%) percent of the parking spaces in the Common Area is Taken; or (iii) access to the Premises is substantially impaired because of a Taking without providing substitute comparable access, which is acceptable to Tenant in its reasonable discretion, then Landlord or Tenant may terminate this Lease by written notice to other party given within thirty (30) days after the Taking Date. If either party elects to terminate this Lease in accordance with the preceding sentence, all rent and other charges payable by Tenant hereunder shall be apportioned and paid to the Taking Date.

D.  If a Taking occurs and this Lease is not terminated, this Lease shall continue unaffected, except that (i) the Base Rent shall be reduced as of the Taking Date equitably to reflect that portion of the Premises so Taken (taking into account loss of any Common Areas); (ii) Tenant shall continue to pay all Additional Rent due with respect to the remaining Premises; (iii) Landlord and Tenant shall make any adjustments needed between them as a result of any overpayment or underpayment of Additional Rent and Base Rent with respect to the portion of the Premises (taking into account loss of Common Areas) which has been Taken; and (iv) Landlord shall make appropriate alterations to the Property to restore them as nearly as practicable to their condition before the Taking, but Landlord shall only be required to expend for this purpose any condemnation proceeds which Landlord receives.

E.  Tenant shall have the right to assert a claim against the condemning authority in a separate action for Tenant’s moving expenses, personal property, trade fixtures and equipment, tenant improvements (over the standard tenant build-out amount of TWENTY-NINE ($29.00) DOLLARS per rentable square foot of the Premises (as increased by the percentage increase in the Index between the execution date of this Lease and the effective date of the termination of the Lease) ) and any alterations paid for by Tenant.

F.  If Landlord becomes aware of a condemnation proceeding pertaining to the Premises, Landlord shall promptly give notice thereof to Tenant.

24.  Subordination

A.  Landlord represents and warrants that as of the date hereof there is no mortgagee who has an interest in the Property, the Building, the Premises or the Park except for Bank One Illinois who holds a mortgage in the amount of $1,825,982 secured by the Property (the “Property Mortgage”).

B.  Landlord represents to Tenant that it will secure a construction loan in the amount of $21,469,000 from Bank of America within sixty (60) days of the date hereof. In connection with said construction loan, Landlord shall deliver to Tenant no later than the sixty fifth (65th) day after the execution hereof (i) the Subordination, Non-Disturbance and Attornment Agreement attached hereto as Appendix “G” which has been executed by Bank of America and Landlord and (ii) a certified copy and/or documentation reasonably acceptable to Tenant from the Maricopa County Recorders Office evidencing the partial release or discharge of the Property Mortgage releasing all right, title and interest of Bank One Illinois in the Property (the “Discharge”). Upon execution of the Subordination, Non-Disturbance and Attornment Agreement by Tenant, Landlord will cause the recordation of same with the Maricopa County Recorders Office. The execution, delivery and recordation of (i) the Subordination, Non-Disturbance and Attornment Agreement and (ii) the Discharge are a condition precedent to the effectiveness of this Lease and the failure of the Landlord to arrange for the execution, delivery and recordation of the same on the terms and conditions set forth herein shall be a breach of this Lease. In the case of any such breach, Tenant shall have the right to terminate this Lease in which case the Lease shall end on the effective date of Tenant’s termination and the parties shall have no further obligations hereunder.

C.  Notwithstanding anything to the contrary herein contained, it is understood that the form of Subordination, Non-Disturbance and Attornment Agreement hereto as Appendix “G” and specifically incorporated by reference herein is acceptable to Tenant and will be executed by Tenant within ten (10) business days after the request of Landlord. Landlord may hereafter from time to time execute and deliver mortgages or trust deeds in the nature of a mortgage, both referred to herein as “Mortgages” against the Premises, or any interest therein. If requested by the Mortgagee or trustee under any Mortgage, Tenant will either (a) subordinate its interest in this Lease to said Mortgages, and to any and all advances made thereunder and to the interest thereon, and to all renewals, replacements, modifications and extensions thereof, or (b) make Tenant’s interest in this Lease inferior thereto; and Tenant will promptly execute and deliver such reasonable agreement or agreements acceptable to Tenant, as may be reasonably required by such mortgagee or trustee under any mortgage, provided however that any such subordination shall provide that so long as there is no Event of Default hereunder, Tenant’s possession and tenancy shall not be disturbed, it being agreed that any such mortgagee or trustee shall recognize this Lease.

D.  It is further agreed that if any mortgage shall be foreclosed (a) the liability of the mortgagee or trustee thereunder or purchaser at such foreclosure sale or the liability of a subsequent owner designated as Landlord under this Lease shall exist only so long as such trustee, mortgagee, purchaser or owner is in possession or the owner of the Premises and such liability shall not continue or survive after further transfer of ownership, provided the transferee assumes all obligations and liabilities of Landlord under this Lease, for matters arising before and after the date of such sale or transfer; and (b) upon request of the mortgagee or trustee, Tenant will attorn, provided Tenant’s lease is recognized by such mortgagee or purchaser, as Tenant under this Lease, to the purchaser at any foreclosure sale under any mortgage, except as required by law, and Tenant will execute such instruments reasonably acceptable to Tenant as may be necessary or appropriate to evidence such attornment. It is understood that Tenant’s tenancy shall not be disturbed so long as Tenant is not in default under this Lease after expiration of all cure periods.

25.  Waiver

The waiver by either party of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant, or condition herein contained. The acceptance of rent hereunder shall not be construed to be a waiver of any breach by Tenant of any term, covenant or condition of this Lease. It is understood and agreed that the remedies herein given shall be cumulative, and the exercise of any one remedy shall not be to the exclusion of any other remedy. It is also agreed that after the service of notice or the commencement of a suit or judgment for possession of the Premises, Landlord may collect and receive any monies due, and the payment of said monies shall not waive or affect said notice, suit or judgment.

26.  Force Majeure

“Force Majeure” event shall mean any reasonable circumstance beyond the reasonable control of Landlord or Tenant, as follows: acts of God; acts of the public enemy; governmental interference; court orders, requisition or orders of governmental bodies or authorities, requirements under any statute, law, rule, regulation or similar requirement of a governmental authority which shall be enacted or shall arise following the Commencement Date; casualties, strikes, insurrection, riot, civil commotion, lock-out or any other unforeseeable event (other than the inability to obtain financing) the occurrence of which would prevent or preclude Landlord or Tenant from fully completely carrying out and performing its obligations under this Lease, provided however, Force Majeure shall not apply to any obligation which is solely the payment of money. In the event of Force Majeure, either Landlord or Tenant, as the case may be, shall have its time for performance extended accordingly.

27.  Sale by Landlord

In the event of a sale or conveyance by Landlord of the Building containing the Premises, the same shall operate to release Landlord from any future liability upon any of the covenants or conditions, expressed or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease. Notwithstanding the foregoing, Landlord hereby agrees it shall not transfer or assign, in whole or in part, the Property, the Building or the Premises or any interest in Landlord (other than transfers to entities owned or controlled by the principals of Landlord) until after the Term Commencement Date and the delivery of the Premises (including all Common Areas) to Tenant in accordance with the terms hereof without the consent of Tenant. If Landlord shall transfer, sell or convey the Property, after the Term Commencement Date, the transferee landlord shall be deemed to have assumed all liabilities and obligations of Landlord under this Lease, for matters arising before and after the date of such sale or transfer. The foregoing provisions of assumption shall be self-operative upon the occurrence of any such sale or transfer, without the need for any separate instrument, but in confirmation thereof, upon the request of Tenant, the transferee landlord shall execute and deliver to Tenant an agreement confirming such assumption.

28.  Rights of Landlord and Tenant To Perform

If there is an Event of Default hereunder on the part of Tenant, Landlord, after thirty (30) days’ written notice to Tenant, may (but shall not be required to) perform the same or make any payment on Tenant’s part to be made or performed. Tenant shall, within thirty (30) days of Landlord’s demand therefor, reimburse Landlord for all costs and expenses incurred by Landlord, with interest at the interest rate set forth in Section 5. B hereof from the date of payment by Landlord to the date of reimbursement by Tenant. Notwithstanding the foregoing, such thirty (30) day period shall be shortened in the event of an emergency in which event no written notice is required. In the event of an emergency, Landlord shall give Tenant prompt notice of any action taken by Landlord and shall incur only such costs and expenses as are necessary to meet the emergency.

If Landlord shall fail to timely perform any of its obligations under this Lease, Tenant, after thirty (30) days’ written notice to Landlord and any mortgagee of Landlord of which Tenant has knowledge, may (but shall not be required to) perform the same or make any payment on Landlord’s part to be made or performed. Landlord shall; within thirty (30) days of Tenant’s demand therefor, reimburse Tenant for all costs and expenses incurred by Tenant, with interest at the interest rate set forth in Section 5. B hereof from the date of payment by Tenant to the date of reimbursement by Landlord. If Landlord shall not timely make such reimbursement, Tenant may offset the cost of the same against the rent due hereunder. Notwithstanding the foregoing, such thirty (30) day period shall be shortened in the event of an emergency, in the case of Landlord’s failure to obtain insurance as set forth herein, and in the case of the failure of any escrow agent to release the money for the payment of Taxes as set forth herein. In the event of an emergency, Tenant shall give Landlord prompt written notice of any action taken by Tenant and shall incur only such costs and expenses as are necessary to meet the emergency.

29.  Attorneys’ Fees

In the event of any litigation between Tenant and Landlord to enforce any provision of this Lease, or any right of either party hereto, the unsuccessful party of such litigation, shall pay to the prevailing party all reasonable costs and expenses, including reasonable attorneys’ fees, incurred therein.

30.  Estoppel Certificate

Either party shall at any time and from time to time upon not less than fifteen (15) business days’ prior written notice from the other execute, acknowledge and deliver to the requesting party a statement in writing certifying that this Lease is unmodified and in full force and effect (or if modified, stating the nature of the modification and certifying that this Lease, as so modified, is in full force and effect) and the dates to which the rental and other charges are paid and acknowledging that there are not, to such certifying party’s knowledge, any uncured defaults on the part of the other party hereunder or specifying such defaults if any are claimed, as well as any other reasonable information requested by Landlord. In the case of a statement made by Tenant, it is expressly understood and agreed that any such statement may be relied upon by any prospective purchaser or lender for all or any portion of the Premises.

31.  Preparation

Landlord agrees to cause and diligently prosecute construction and completion of the Building and the Common Areas in accordance with the terms, conditions, and provisions in Appendix “C”, Appendix “D” and in Appendix “E” which are attached hereto and made a part of this Lease.

32.  Notices

Any notice from Landlord to Tenant or from Tenant to Landlord may be served personally, by registered or certified mail, or by overnight delivery. If served by mail, notice shall be deemed served on the third day after mailing by registered or certified mail, addressed to Tenant at the address set forth in the Lease Schedule for Tenant Notice or to Landlord at the place from time to time established for the payment of rent and a copy thereof shall until further notice, be served on Landlord at the address shown for service of notice at the address set forth for service of notice in the Lease Schedule. If served personally, notice shall be deemed served on the day actually received. If served by overnight delivery, notice shall be deemed served on the day after deposit with the overnight delivery service according to their records.

33.  Rights Reserved

Landlord reserves the following rights, exercisable with notice and without liability to Tenant for damage or injury to property (except for Landlord’s negligence and except as otherwise provided herein) person or business and without effecting an eviction, constructive or actual or disturbance of Tenant’s use of possession or giving rise to any claim for set-off or abatement of rent:

(a)  To change the Building’s street address;

(b)  To retain at all times, and to use in appropriate instances, keys and/or keycards, to all doors within and into the Premises to the extent Landlord is responsible for the management of the Building. No locks or bolts shall be altered, changed or added without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed, or conditioned;

(c)  To approve the weight, size and location of safes and other heavy equipment and articles in and about the Premises in excess of those contemplated by the specifications attached hereto in Appendix “D”. Movements of Tenant’s property into or out of the Premises and within the Premises are entirely at the risk and responsibility of Tenant.

34.  Real Estate Broker

Each party represents that it has dealt with only with the brokers set forth in the Lease Schedule as brokers in connection with this Lease and each party subject to and in accordance with the provisions of Section 17.K hereof agrees to indemnify and hold the other harmless from all claims or demands of any other broker or brokers for any commission alleged to be due such broker or brokers in connection with its participating in the negotiation with such indemnifying party with respect to this Lease. Landlord agrees to pay all commissions due Brokers set forth in the Lease Schedule as per Landlord’s separate agreements therewith.

35.  Miscellaneous Provisions

A.  Time is of the essence of this Lease and each and all of its provisions.

B.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation or offer or option for lease, and it is not effective as a lease or otherwise so as to incur the least inconvenience to Tenant. The parties each acknowledge and agree that, except as may be specifically set forth elsewhere in this Lease or any Appendices hereto, neither party, nor any employee thereof, nor other party claiming to act on either party’s behalf, has made any representations, warranties, estimations, or promises of any kind or nature whatsoever relating to the physical condition of the Premises, or the Common Areas, including by way of example only, the fitness of the Premises for Tenant’s intended use or the actual dimensions of the Premises; and

C.  If any term, covenant, use restriction or condition of this Lease or its application to any person or circumstances shall be held to be invalid or unenforceable, such term, covenant, use restriction or condition of this Lease shall no longer be deemed a part of this Lease. However, the remainder of this Lease or the application of such terms or provisions to other persons or circumstances shall not be affected, and each term hereof shall be valid and enforceable to the fullest extent permitted by law.

D.  This Lease shall be governed by and construed pursuant to the laws of the jurisdiction in which the Property is located.

E.  Unless Tenant is a publicly held company, with respect to any proposed sale or refinancing by Landlord, Tenant agrees to provide to Landlord, upon request, a current financial statement of Tenant certified by an authorized representative of Tenant to be true and correct, provided that the recipients thereof execute a confidentially agreement reasonable to Tenant and further provided that the recipient is not an Operator as identified in Section 40 hereof.

F.  All rights and remedies of Landlord under this Lease, or that may be provided by law, may be exercised by Landlord in its own name individually, or in its name by its Rent Agent, and all legal proceedings for the enforcement of any such rights or remedies, including distress for rent, forcible detainer, and any other legal or equitable proceedings, may be commenced and prosecuted to final judgment and execution by Landlord in its own name individually or in its name or by its agent. Landlord represents that Landlord has full power and authority to execute this Lease and to make and perform the agreements herein contained and shall deliver evidence of the same acceptable to Tenant prior to Lease execution. Tenant expressly stipulates that any rights or remedies available to Landlord either by the provision of this Lease or otherwise may be enforced by Landlord in its own name individually or in its name by agent or principal.

G.  The marginal headings and titles to the paragraphs of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

H.  Any and all Exhibits or Appendices attached hereto are expressly made a part of this Lease.

I.  This is a commercial lease and has been entered into by both parties in reliance upon the economic and legal bargains contained herein, and both parties agree and represent each to the other that they have had the opportunity to obtain counsel of their own choice to represent them in the negotiation and execution of this Lease, whether or not either or both have elected to avail themselves of such opportunity. This Lease shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party.

J.  WAIVER OF RIGHT TO TRIAL BY JURY.    Landlord and Tenant hereby waive any right to a trial by jury in any action or proceeding based upon, or related to, the subject matter of this Lease. This waiver is knowingly, intentionally, and voluntarily made by each of parties hereto and each party acknowledges to the other that neither the other party nor any person acting on its respective behalf has made any representations to induce this waiver of trial by jury or in any way to modify or nullify its effect. The parties acknowledge that they have read and understand the meaning and ramifications of this waiver provision and have elected same of their own free will.

K.  Landlord hereby covenants that so long as there is no Event of Default hereunder, Tenant shall quietly and peaceably have, hold, occupy and enjoy the Building together with all Common Areas and Park Common Areas serving the Building including parking areas as described herein during the Term of this Lease from and against the claims of all persons.

L.  Tenant shall have the right to name the Building with Tenant name.

M.  Landlord represents and warrants that as of the date of execution hereof, there are no outstanding obligations with respect to the Property which are due and payable, including without limitation, all obligations under the Declaration.

N.  Landlord represents and warrants that it has good, clear, record and marketable title to the Property, subject only to those encumbrances set the Schedule of Title Encumbrances attached hereto as Appendix “I”, which encumbrances do not prevent Landlord from entering into this performing its obligations hereunder.

O.  To the extent that the provisions of this Lease are inconsistent with those contained in the Workletter attached hereto Appendix as “C” or any other Appendices, the Lease shall control. To the extent any Appendices to Lease and/or the Workletter, are inconsistent with the terms o f the Workletter shall control.

P.  Landlord represents that the Property is zoned A-l, Light Industrial, which permits office uses as proposed herein.

Q.  The Building (including all common areas, entrances, restrooms, elevators, water fountains and signage) the parking areas and the Property will, upon substantial completion and issuance of all necessary permits and required to be obtained from any all and necessary governmental agencies prior to occupancy of the Premises by Tenant, including without limitation a certificate of occupancy from the City of Phoenix which allows Tenant to use occupy the Building for the permitted uses, comply with all dimensional parking, loading and other zoning requirements of the City of Phoenix, and applicable building codes and govern mental requirements, including limitation the regulations of the ADA.

36.  Authority

Each party represents and warrants that this Lease has been duly authorized, executed and delivered by and on its respective behalf and that it constitutes its valid and binding agreement in accordance with the terms hereof.

37.  Cellular, Radio, Microwave and Other Electronic Transmission

Tenant may use the Premises for any lawful activity, including without limitation, the transmission and the reception of radio, microwave, electronic communication signals on various frequencies of service. Landlord agrees to cooperate with Tenant in making applications for and obtaining all licenses, permits and any and all other necessary approvals that may be for this aspect of Tenant’s intended use of the Premises, all of which shall be at

Tenant’s sole cost and expense. At all times during the term of the Lease (Landlord hereby agreeing to cooperate in obtaining and maintaining all such licenses and approvals without cost to Landlord) Tenant will be responsible for obtaining and maintaining any licenses or approvals that may be required from any governmental body of competent jurisdiction for this aspect of its intended use of the Premises. Failure to obtain any such required licenses or approvals shall not invalidate any portion of the Lease other than those provisions contained within this Section 37. If requested by Landlord, Tenant shall provide copies of all such licenses or approvals, including copies of any forms used in making application for same.

After approval of Tenant’s specific plans by Landlord which approval shall not be unreasonably withheld or delayed, Tenant, at its sole cost and expense, shall have the right to erect, maintain and operate radio, microwave or other electronic communications facilities, including radio transmitting and receiving antennas, towers, microwave dishes and supporting structures thereto (“Tenant’s Facilities”). In connection therewith and after Landlord’s approval of Tenant’s specific plans not to be unreasonably withheld, delayed, or conditioned, Tenant shall have the right to install transmission lines connecting Tenant’s Facilities to the Building. Tenant’s installation, construction and ongoing maintenance shall be performed in a workman like manner, and any damage to the Building, Premises or Property done by Tenant and Tenant’s suppliers and/or subcontractors shall be reported to Landlord and shall be repaired by Tenant at its sole cost and expense. Any Tenant Facilities installed hereunder shall meet all applicable city, county, state or other applicable ordinances and/or codes. Tenant shall use reasonable efforts to not interfere with the reception of television, radio or other electronic signals or the operation of any equipment used by owners or tenants of surrounding properties and/or buildings. Tenant has the right to remove all Tenant Facilities at its sole cost and expense on or before expiration of the Lease Term, provided that Tenant shall be responsible for repairing any damage to the Building or the Property resulting from said removal to the reasonable satisfaction of Landlord.

Tenant shall at all times use reasonable efforts to operate Tenant Facilities in a manner that Tenant’s transmission will not cause interference with television, radio or other electronic signals to owners, tenants or occupants of surrounding properties lawfully and in compliance with all regulations or requirements of Federal Communications Commission or any other governmental agency of competent jurisdiction. In accordance with and subject to the terms and provisions of Section 17.K. hereof, Tenant shall hold Landlord and Landlord’s agents harmless from any and all liabilities arising out of the installation, maintenance or operation of the Tenant Facilities, whether such liabilities arise (i) from interference with radio, television and other electronic reception within the Building; (ii) from interference with the business operation or radio, television or other electronic reception in buildings surrounding or adjoining the Property; (iii) from tower or equipment breakage, collapse or failure;

and (iv) or from any other cause resulting from Tenant’s use, maintenance, installation and/or operation of the Tenant Facilities.

38.  Renewal Option

A.  So long as there is no Event of Default hereunder, Tenant shall have two (2) options to renew the terms and conditions of the within Lease for all or any portion of the Premises (provided that such portion of the Premises is not less than two (2) contiguous floors) for two (2) five (5) year periods upon the same terms and conditions contained herein except for the Base Rent (each five year term being referred to as an “extended term”). Said options shall be exercised in writing not less than twelve (12) months prior to the expiration of the initial term hereof or the expiration of the first extended term, as the case may be. In the event of such exercise, the Base Rent for each of said extended terms shall be equal to ninety-five (95%) percent of the Fair Market Rent (as hereinafter defined) as hereinafter defined, provided however in no event shall the annual rent for the first extended term be greater than $20.59/r. s. f. Failure to exercise either or both of said options in the manner and time aforesaid shall render same null and void and of no further or effect. Failure to exercise the first option for the extended term shall render the second option for the extended term null and void and of no further force or effect.

B.  In the event the parties are unable after the exercise of good faith efforts to agree upon the Fair Market Rent within thirty (30) days of Tenant’s exercise, then Tenant’s rights to extend shall be of no further force or effect whatsoever, unless Tenant elects to invoke the three (3) broker method of determining the Fair Market Rent for the applicable extended term. If Tenant invokes such three (3) broker method by written notice to Landlord, the procedure shall be as follows: within ten (10) days after the expiration of the thirty (30) day period during which Landlord and Tenant fail to reach agreement, Tenant must give Landlord written irrevocable notice to exercise the three (3) broker method herein set forth. Within thirty (30) days after notice is received by Landlord, Landlord and Tenant shall each appoint a Qualified Broker as hereinafter defined, who shall be licensed in the State of Arizona and specializes in the evaluation of commercial real estate and office rents in the Phoenix metropolitan area for property of similar age, size, and location and shall have at least ten (10) years experience. Such two (2) Qualified Brokers shall each determine within twenty (20) days after their appointment the Fair Market Rent for the extended term. If the two (2) Qualified Brokers chosen by the parties are unable to agree on the Fair Market Rent, then the two (2) Qualified Brokers, shall, within five (5) days after the conclusion of the twenty (20) day period, in which they were to have reached agreement together appoint a third similarly Qualified Broker. If the parties do not so agree within such five (5) day period, then either party, on behalf of both, may request appointment of such a Qualified Broker by an officer of the American Arbitration Association in Phoenix (or any successor organization). The third Qualified Broker shall, without being informed of the determinations of the two (2) Qualified Brokers, within ten (10) days after his or her appointment, conduct an independent evaluation of the Premises, and make an independent determination of the Fair Market Rent for the extended term. After completion of its determination of Fair Market Rent for the Premises, the third Qualified Broker shall meet with the other two Qualified Brokers, Landlord and Tenant, and there shall be a simultaneous exchange of the determinations of each Qualified Broker. The annual base rent for each applicable extended period shall equal ninety-five (95%) percent of the average the two (2) determinations that are closest together and such annual Base Rent determined in accordance with the foregoing procedure shall be final, binding, and conclusive on the parties hereto. Landlord and Tenant shall execute an amendment to this lease incorporating such terms. Landlord and Tenant shall each bear the cost of its Qualified Broker and shall equally share the cost of the third Qualified Broker. All of the terms and conditions set forth herein shall be the same during the extended term except for Base Rent.

C.  “Fair Market Rent’, shall mean the annual fair market rental value (i.e., net of Operating Costs and Taxes) for the Premises for a term coterminous with the time period for which such Fair Market Rent is to be effective, upon all of the other terms of this Lease. In determining such Fair Market Rent, if reference is made to other lease transactions for comparable space, taking into consideration all relevant factors, such comparable space shall be for leases in Class A midrise office buildings in the I-17 corridor, with appropriate adjustments for the rental rates in such transactions to take into consideration differences in any relevant factors, which may include, without limitation, differences in buildings, views, relative floor plan efficiency, tenant improvements (specifically excluding all contributions made by Tenant toward Tenant’s and Alterations) the build out period, proposed term of lease, extent of services provided or to be provided, commissions (if not paid) the time the particular rate under consideration became or is to become effective, and any other relevant terms or conditions.

D.  In no event shall the Base Rent during either of the extended terms be a minimum rent or “floor rent”.

39.  Right of First Refusal

As long as Tenant is not in default beyond any notice and cure period, Tenant shall have the right of first refusal throughout the Term of this Lease,

including any extensions thereof, to purchase the Property, including the Building, upon the same terms and conditions under which Landlord is willing to sell same to a bona fide third party purchaser. Landlord agrees upon receiving a bona fide third party offer (“offer”) to purchase the Property to notify Tenant of the terms thereof and Tenant shall have fifteen (15) business days from receipt of such notice and a certified copy of such offer in which to elect to purchase the Property upon the same terms and conditions as contained in such offer, provided however Tenant shall execute a confidentiality agreement in commercially reasonable form and substance as a condition of receiving a copy of such offer. Should Tenant elect to purchase the Property, Landlord and Tenant agree to execute a commercially reasonable purchase and sale agreement within thirty (30) days after Tenant’s election and agree to close on the date set forth in said offer, but no sooner than 120 days after Tenant’s election and no later than 180 days after Tenant’s election. Failure of Tenant to elect in writing to purchase the Property on such terms and conditions within said fifteen (15) business days shall render the option hereunder null and void and of no further force or effect. If Landlord does not then sell the Property on the same terms (excepting, however, a variation in the purchase price in favor of the purchaser which is not greater than five (5%) percent) and close on the sale with the purchaser identified in the offer within one hundred eighty (180) days of the date of Landlord’s receipt of the offer from such purchaser, Tenant’s right set forth herein shall continue. It is understood that the rights granted in this Section 39 shall not apply to transfers of title to affiliates of Landlord (i.e., entities owned or controlled by principals of Landlord or its members) or Landlord’s principals. In the case of a transfer to an affiliate of Landlord or Landlord’s principal, Tenant’s rights hereunder shall continue in effect and shall be applicable to any sale of the Property by such affiliate or principal. The rights of Tenant set forth herein may be made in the name of Tenant, its nominee or a Permitted Transferee.

40.  Landlord Restrictions

Landlord agrees not to enter into any lease in the Building for more than 20,000 rentable square feet to any party whose business includes mutual fund operations or mutual fund transfer operations. As of the date hereof, Tenant has advised Landlord that the following companies engage in such operations: Vanguard, Putnam, Alliance, Janus, Fidelity, and AIM, including their respective successors and assigns (collectively, the “Operators”). Tenant shall have the right throughout the Term of this Lease to amend the foregoing list of Operators to include successors (including those by merger or acquisition) to the foregoing entities and upon such notification, Landlord agrees that it will not enter into any lease within the Building for more than 20,000 rentable square feet to any’ Operators identified by Tenant in this Lease or in any notices from time to time. Notwithstanding the foregoing, Tenant is under no obligation to notify Landlord of (a) any minor name changes, mergers or acquisitions regarding the Operators or (b) those name changes, mergers or acquisitions of Competitors generally known to the public, it being understood that Landlord shall continue to recognize such entities identified in (a) and (b) hereof as Operators hereunder. In addition, this covenant of Landlord (i) shall run with all the land which comprises the Property, (ii) shall be memorialized in a recordable covenant acceptable to Tenant binding all owners of the land within the Property, including their successors and assigns, and (iii) shall be recorded prior to execution of the Lease. The terms and provisions of this Section 40 shall not apply to any other entities except as specifically identified in this Section 40.

41.  Landlord’s Lien

Landlord agrees that any landlord’s lien, created by law or otherwise that Landlord may have against Tenant’s equipment and/or property located on the Premises shall be subordinate to any purchase money financing Tenant may obtain to acquire such equipment and/or property. Landlord will, within ten (10) days after a request from Tenant, execute and deliver a document in form and substance reasonably acceptable to Landlord, Tenant and Tenant’s lender pursuant to which Landlord will subordinate its landlord’s lien to such lender’s purchase money financing regarding equipment and/or property acquired by Tenant for use on the Premises.

42.  Successors and Assigns

The covenants and conditions herein contained shall apply to and bind the respective heirs, successors, executors, administrators, and assigns of the parties hereto. The terms “Landlord” and “Tenant” shall include the successors and assigns of either such party.

IN WITNESS WHEREOF, the Landlord and Tenant have executed this Lease the day and year first above written.

LANDLORD: NBS Phoenix III, L. L. C. a Delaware limited liability company, BY: 18-Chai Corp., an Illinois corporation, its manager

By:	/s/ [ILLEGIBLE]
Vice President
Hereunto duly authorized TENANT: Massachusetts Financial Services Company, a Delaware corporation

By:	/s/ JAMES F. BAILEY
Senior Vice President
Hereunto duly authorized

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